                             POLYVISION CORPORATION
                                      and

                           ALL OF THE STOCKHOLDERS OF

                              A. LAWER CORPORATION


                            STOCK PURCHASE AGREEMENT



                                  May 17, 1999

                               TABLE OF CONTENTS

Section                                                                       Page
-------                                                                       ----
1.  Sale and Purchase of the Shares ...........................................1

2.  The Closing; Purchase Price, etc. .........................................1
      2.1.  The Closing .......................................................1
      2.2.  Delivery of Shares ................................................1
      2.3.  Payment at Closing ................................................1
      2.4.  Seller Representative .............................................2
      2.5.  Section 338(h)(10) Election .......................................3
      2.6.  Current Year Taxes ................................................3

3.  Representations and Warranties of the Sellers .............................4
      3.1.  Organization and Qualification ....................................4
      3.2.  No Subsidiaries ...................................................4
      3.3.  Capitalization ....................................................4
      3.4.  Agreement; Title to Shares ........................................4
      3.5.  Financial Statements ..............................................5
      3.6.  Title to Property, Absence of Encumbrances, etc. ..................6
      3.7.  Inventories; Accounts Receivable ..................................6
      3.8.  Patents; Trademarks. ..............................................7
      3.9.  Employee Remuneration. ............................................7
      3.10. Union and Employment and Consulting Agreements. ...................7
      3.11. Officers, Directors and Bank Accounts .............................8
      3.12. No Material Adverse Change ........................................8
      3.13. Absence of Certain Changes ........................................8
      3.14. Environmental Matters .............................................9
      3.15. Litigation .......................................................10
      3.16. Contracts. .......................................................10
      3.17. Taxes ............................................................11
      3.18. Licenses and Permits .............................................12
      3.19. Internal Software Applications. ..................................13
      3.20. Employee Benefit Plans ...........................................14
      3.21. Other Liabilities ................................................16
      3.22. Absence of Certain Payments ......................................16
      3.23. Investment Representation ........................................17

4.  Representations and Warranties of the Buyer ..............................17
      4.1.  Organization and Qualification ...................................17
      4.2.  Agreement ........................................................17
      4.3.  Validity of Shares ...............................................17
      4.4.  Information ......................................................18
      4.5.  Investment Representation ........................................18

      4.6.  SEC Compliance ...................................................18
      4.7.  No Adverse Change ................................................18

5.  Covenants of the Sellers .................................................18
      5.1.  Action Prior to Closing ..........................................18
      5.2.  Access and Information ...........................................19
      5.3.  Publicity ........................................................19
      5.4.  Best Efforts .....................................................19
      5.5   No Shopping or Disclosure ........................................19

6.  Covenants of the Buyer ...................................................20
      6.1.  Publicity ........................................................20
      6.2.  Best Efforts .....................................................20
      6.3.  Confidentiality ..................................................20
      6.4.  Buyer Financial Capacity .........................................20
      6.5.  Merger of the Company ............................................20
      6.6.  Assignment of Certain Insurance Coverage .........................20
      6.7.  Guarantees .......................................................21
      6.8.  Employee Benefits ................................................21

7.  Conditions to the Obligations of the Sellers .............................21
      7.1.  Representations and Warranties ...................................21
      7.2.  Performance ......................................................21
      7.3.  Closing Certificate ..............................................21
      7.4.  Opinion of Counsel ...............................................21
      7.5.  Execution of Other Documents .....................................21

8.  Conditions to the Obligations of the Buyer ...............................22
      8.1.  Representations and Warranties ...................................22
      8.2.  Performance ......................................................22
      8.3.  Closing Certificate ..............................................22
      8.4.  Report on Environmental Matters ..................................22
      8.5.  Schedules ........................................................22
      8.6.  Opinion of Counsel ...............................................22
      8.7.  Non-Competition Agreements .......................................22
      8.8.  Employment Agreement .............................................22
      8.9.  Amended Leases ...................................................22
     8.10.  Shareholder Loans ................................................22
     8.11.  Completion of Financing ..........................................23
     8.12.  No Material Adverse Change .......................................23
     8.13.  Resignation of Officers and Directors ............................23

9.  Survival of Representations and Warranties ...............................23

10. Indemnification ..........................................................23
     10.1.  By the Sellers ...................................................23

     10.2.  Indemnification by the Buyer .....................................25
     10.3.  Indemnification Procedures .......................................25
     10.4.  Third Party Claims ...............................................26

11. Termination ..............................................................28
     11.1   Termination Events ...............................................28

12. Dispute Resolution .......................................................29

13. Miscellaneous ............................................................29
     13.1.  Expenses .........................................................29
     13.2.  Notices. .........................................................29
     13.3.  Further Assurances ...............................................30
     13.4.  Amendments .......................................................30
     13.5.  Miscellaneous ....................................................30


                   LIST OF DISCLOSURE SCHEDULES AND EXHIBITS

Schedule 2.3      Outstanding Indebtedness
Schedule 3.6      Real Property; Equipment, etc.
Schedule 3.8      Patents, Trademarks and Copyrights
Schedule 3.9      Employees
Schedule 3.10     Union and Employment Agreements
Schedule 3.11     Officers, Directors and Bank Accounts
Schedule 3.12     Adverse Changes
Schedule 3.13     Certain Changes
Schedule 3.14     Environmental Matters
Schedule 3.15     Litigation
Schedule 3.16     Contracts and Other Agreements
Schedule 3.19     Software Applications
Schedule 3.20     Employee Benefit Plans


Exhibit A         Certificate of Amendment of the Certificate of Incorporation
Exhibit B         Escrow Agreement
Exhibit C         Opinion of Buyer's Counsel
Exhibit D         Opinion of Sellers' Counsel
Exhibit E         Non-Competition Agreement
Exhibit F         Employment Agreement
Exhibit G         Amended Leases

                            STOCK PURCHASE AGREEMENT


         STOCK PURCHASE AGREEMENT (this "Agreement"), dated May 17, 1999, between POLYVISION CORPORATION, a New York corporation (the "Buyer"), and Mark
A. Lawer, as trustee under the MARK A. LAWER FAMILY TRUST, MICHAEL J. LAWER, MATTHEW B. LAWER and SUZANNE M. LAWER (each individually, a "Seller" and collectively, the "Sellers").

         WHEREAS, the Sellers own all of the issued and outstanding shares of capital stock, consisting of 1,000 shares of common stock (the "Shares"), of A. Lawer Corporation, a California corporation (the "Company"); and

         WHEREAS, the Buyer desires to purchase from the Sellers and the Sellers desire to sell to the Buyer all (and not less than all) of the Shares;

         NOW, THEREFORE, in reliance on and in consideration of the promises and agreements contained herein, the parties hereto agree as follows:

         1. SALE AND PURCHASE OF THE SHARES. Subject to the terms and conditions hereof and in reliance upon the representations, warranties and covenants contained herein, the Sellers will sell all (and not less than all) of the Shares to the Buyer, and the Buyer will purchase all (and not less than all) of the Shares from the Sellers on the Closing Date (as defined in Section 2.1).

         2. THE CLOSING; PURCHASE PRICE, ETC.

            2.1. THE CLOSING. The closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Greenberg Traurig, 200 Park Avenue, New York, New York, at 10:00 a.m., New York time, on July 1, 1999, or on such other date on or prior to July 15, 1999, or such other time and place as may be agreed upon by the Buyer and the Sellers. The date of the Closing is herein referred to as the Closing Date.

            2.2. DELIVERY OF SHARES. At the Closing, the Sellers will deliver to the Buyer certificates for all of the Shares duly endorsed for transfer by the Sellers or accompanied by stock powers duly executed by the Sellers.

            2.3. PAYMENT AT CLOSING. At the Closing, the Buyer will pay the purchase price for the Shares by (a) paying to the Sellers, by wire transfer of funds to an account(s) designated by the Sellers, an amount equal to the difference of (i) $23,500,000, MINUS (ii) all principal, interest and other charges outstanding on the Closing Date in respect of the indebtedness described in SCHEDULE 2.3 attached hereto (exclusive of purchase money indebtedness and capital leases of the Company for operating equipment and vehicles), which indebtedness will be paid by the Company at Closing, (b) paying to the escrow agent (the "Escrow Agent") under the Escrow Agreement referred to in Section 10.2(b), the sum of $1,500,000 in immediately available funds and (c) paying to the Sellers the sum of $5,000,000, payable by delivery to the Sellers of one or more stock certificates (as the Sellers may elect) representing, in the aggregate, 100,000 shares of Series D convertible preferred stock of the Buyer (the "Series D Preferred Stock"), which have a liquidation preference of $50.00 per share, are convertible into an aggregate of 1,000,000 shares of Common Stock of the Buyer, subject to certain adjustments, and have the attributes set forth in the Certificate of Amendment of the Certificate of Incorporation of the Buyer (the "Certificate of Amendment") in the form attached hereto as EXHIBIT A. The components of the purchase price set forth in clauses
(a) and (c) of this Section 2.3 shall be allocated and paid or issued to the Sellers in proportion to their relative ownership of the Stock as set forth in
SCHEDULE 3.3.

            2.4. SELLER REPRESENTATIVE. Each Seller hereby irrevocably appoints Mark A. Lawer with full power of substitution and resubstitution, as their true and lawful agent, attorney-in-fact and representative (such person and his appointed and designated successor being herein referred to as the "Seller Representative"), with full power to act for and on behalf of the Sellers, and each of them, for purposes of: (i) giving instructions to the Buyer and any other third party on behalf of the Sellers as to the method of payment of the portion of the purchase price set forth in clause (a)(i) of Section 2.3 which may, at the direction of the Seller Representative, be paid into a common bank account on a temporary basis pending distribution, it being understood and agreed among the Sellers that the Seller Representative shall consult with each Seller as to his or her preferences with regard to the manner of payments to be made to each Seller, but as to which the Buyer shall not be responsible for verifying that the Seller Representative made any necessary consultation, (ii) determining the amount of any Losses (as hereinafter defined) suffered or incurred by the Company or the Buyer, (iii) receiving notices from the Buyer given under this Agreement, of which the Seller Representative will give a copy to the other Sellers, (iv) approving and agreeing with the Buyer as to additions, deletions, changes, modifications and amendments to this Agreement and the Exhibits and Schedules hereto, except with respect to any addition, deletion, change, modification or amendment to a material financial term or condition of any of such documents that would materially, financially and adversely affect the Sellers, and (v) settling finally and completely any disputes or controversies among the parties hereto (other than solely among the Sellers) with respect to the interpretation or effect of or damages or relief under this Agreement and any and all transactions contemplated hereby. The Seller Representative shall be entitled to reimbursement by the Sellers from the consideration actually payable to the Sellers or otherwise for all reasonable costs and expenses incurred by him in fulfilling his duties hereunder, and the Sellers agree among themselves that such costs and expenses shall be borne pro rata among them according to the number of Shares owned by each of the Sellers immediately prior to the Closing. The Sellers agree that the Seller Representative may make reasonable requests for advances to cover such costs and expenses, and the Sellers will promptly make such advances. In no event will the Buyer be liable for any costs or expenses of any nature incurred by the Seller Representative in his capacity as such. THE COMPANY AND EACH SELLER, JOINTLY AND SEVERALLY, AGREE THAT THE SELLER REPRESENTATIVE SHALL HAVE NO LIABILITY TO THE SELLERS FOR ACTION TAKEN OR OMITTED IN GOOD FAITH IN EXERCISING THE AUTHORITY GRANTED UNDER THIS SECTION 2.4. The Buyer shall not have any obligation or liability to indemnify or defend the Seller Representative in respect of any claim or liability asserted against the Seller Representative by any Seller or its successors, assigns, heirs or personal representatives. To the extent permitted by law and this Section 2.4, all determinations, decisions, actions and the like made by the Seller Representative shall be final, conclusive and binding upon all Sellers and all persons claiming under or through them, and may be relied upon by the Buyer as such. If Mark A. Lawer is at any time unable to act as Seller Representative, another Seller Representative shall be selected by the written consent of the holders of a majority of the Shares outstanding immediately prior to the Closing, or their successors, assigns, heirs or personal representatives, to serve until such time as Mark A. Lawer is again able to serve.

            2.5. SECTION 338(H)(10) ELECTION. If requested by the Buyer, the Sellers agree to jointly make and file a Section 338(h)(10) election on Form 8023-A and under any similar provisions of state law with regard to the purchase of the Shares no later than the 15th day of the ninth month beginning after the month in which the Closing occurs. The Buyer shall be responsible for the preparation and filing of Form 8023-A, including any appraisals and required schedules thereto, and any similar forms under state or local law. The Buyer and the Sellers agree to file all federal, state, local and foreign tax returns consistent with a reasonable allocation schedule based on appraisals obtained by the Buyer for the purpose of complying with the allocation of the Modified Adjusted Deemed Sales Price rules of Treas. Reg. Section 1.338(h)(10) or other regulations promulgated pursuant to Section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"). The Buyer shall indemnify the Sellers for any federal, state or local income taxes (and interest and penalties thereon) ("Taxes") resulting from the Section 338(h)(10) election (including, without limitation, any Taxes on built-in gains under Code Section 1374, any recapture under Code Section 1245, and any LIFO inventory recapture under Code Section
1363) in this Section 2.5 over and above such federal, state or local taxes that the Sellers would have incurred but for the Section 338(h)(10) election (the "Incremental Taxes") by paying to the Sellers an amount equal to the Incremental Taxes plus a tax gross-up such that the Sellers' after-tax proceeds from the sale of the Shares pursuant to this Agreement will equal: (a) the Sellers' after-tax proceeds from the sale of the Shares, less (b) the Taxes that the Sellers would have incurred in a stock sale transaction without the Section 338(h)(10) election. For purposes of computing "Incremental Taxes," the Sellers shall provide to Buyer the computations of the tax basis which each Seller has in his or her Shares and the tax rate in the absence of the Section 338(h)(10) election. The Buyer shall have the reasonable right to review such computations and all supporting schedules and other information related thereto. In the event that the Buyer and the Sellers cannot agree whether there are any Incremental Taxes, the parties will retain a Big 5 accounting firm to make the determination. The determination of such accounting firm shall be dispositive. The Buyer agrees to pay any amount due pursuant to this Section 2.5 within ninety (90) days of a determination of the Sellers' liability for Incremental Taxes.

            2.6. CURRENT YEAR TAXES. The net income of the Company for the 1999 calendar year shall not be prorated as between the Sellers (on the one hand) and the Company or the Buyer (on the other hand), but shall be determined, for income tax purposes, based on the actual net income of the Company during that portion of 1999 through the Closing Date (as to which the Sellers shall be liable for the payment of all taxes payable thereon in accordance with their respective interests in the Shares) and that portion of 1999 subsequent to the Closing Date (as to which the Company shall be liable for the payment of all taxes payable thereon), with the Company having been deemed to have closed its books for such purposes on and as of the Closing Date. The Buyer and the Sellers shall cooperate with each other and shall share all necessary information required in order to make the foregoing calculations in a timely manner so as to enable each subject person to timely pay his, her or its taxes in respect of his, her or its share of the Company's 1999 net income.

         3. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. The Sellers, jointly and severally, represent and warrant to the Buyer, subject to the exceptions specifically disclosed in writing in the Disclosure Schedules, as follows:

            3.1. ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite power and authority to own, lease and operate its properties and carry on its business as now being conducted. The Company is duly qualified and in good standing as a foreign corporation authorized to do business in the States of Arizona, Florida, Illinois, Nevada, North Carolina, Oregon, Pennsylvania, South Carolina, Texas, Utah, Virginia, Wisconsin and Washington, and each other jurisdiction where the character of the properties owned or leased or the nature of activities conducted makes such qualification necessary.

            3.2. NO SUBSIDIARIES. The Company does not own or control, directly or indirectly, any shares of, or interest in, any corporation, association or other business entity.

            3.3. CAPITALIZATION. The authorized capital stock of the Company consists of 20,000 shares of common stock (the "Common Stock"), of which 1,000 shares are issued and outstanding and no shares are held as treasury shares. All of the issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, and are owned by the Sellers in the respective amounts and proportions set forth in
Schedule 3.3 attached hereto. There are no options, warrants, calls, subscriptions, convertible securities, or other rights or other agreements or commitments of any character whatsoever obligating the Company to issue or sell any shares of its capital stock, or any securities convertible into or exchangeable or exercisable for or otherwise evidencing a right to acquire any shares of its capital stock or other securities of any kind of the Company, (except for the Stock Purchase Agreement among the Sellers, which will be terminated on or before the Closing Date). There are no voting trusts or other agreements or understandings to which the Company or the Sellers are a party with respect to the voting of the capital stock of the Company.

            3.4. AGREEMENT; TITLE TO SHARES. The Sellers have the legal capacity to enter into this Agreement and, as applicable, the Non-Competition Agreements, Employment Agreement and Amended Leases referred to in Sections 8.7, 8.8 and 8.9 hereof. This Agreement has been duly executed and delivered by the Sellers and, assuming due execution by the Buyer, constitutes the legal and binding obligation of the Sellers enforceable in accordance with its terms. Upon execution and delivery thereof by the Company and the Sellers (and, in the case of the Non-Competition Agreements and Employment Agreement, the Buyer), each of such Non-Competition Agreements, Employment Agreement and Amended Leases will constitute legal and binding obligations of the Sellers, enforceable in accordance with their respective terms.

The execution and delivery by the Sellers of this Agreement and, as applicable, such Non-Competition Agreements, Employment Agreement and Amended Leases, the consummation of the transactions contemplated hereby and thereby, and the performance by the Sellers of their obligations hereunder and thereunder, will not conflict with or result in any violation of or default under (either immediately or with notice or lapse of time), or result in any right to accelerate or the creation of any lien, charge or encumbrance pursuant to, any provision of (a) the Articles of Incorporation or By-laws of the Company, (b) except as set forth in SCHEDULE 3.4, any agreement, contract, lease, license, note, bond, mortgage, indenture, deed of trust or other instrument to which the Sellers or the Company is a party or by which any of the properties or other assets of the Company is bound, (c) any governmental franchise, license, permit or authorization, or any judgment or order of any tribunal or governmental body applicable to the Sellers or the Company, or any of the properties or other assets of the Company, or (d) any applicable law, statute, decree, rule or regulation of any jurisdiction, except where such conflict, violation or default, acceleration or creation would not have a material adverse effect on the Company. Except for any applications or other filings required to be made with the California Commissioner of Corporation's office with regard to the transfer of shares, no authorization, consent or approval of, or declaration of, filing with or notice to any governmental body or authority by the Sellers or the Company is necessary for the execution of this Agreement, such Non-Competition Agreements, Employment Agreement or Amended Leases by the Sellers, the consummation by the Sellers of the transactions contemplated hereby and thereby or the performance by the Sellers of their obligations hereunder and thereunder. The Sellers own, beneficially and of record, free and clear of any lien, option or other encumbrance, or own of record and have full power and authority to convey free and clear of any lien, option or other encumbrance (except for the Stock Purchase Agreement among the Sellers, which will be terminated on or before the Closing Date), all of the Shares in the respective amounts set forth in SCHEDULE 3.3, and, upon delivery of and payment for the Shares as herein provided, the Buyer will acquire good and valid title thereto, free and clear of any lien, option or other encumbrance.

            3.5. FINANCIAL STATEMENTS. The Company has previously delivered to the Buyer true and complete copies of (a) the unaudited balance sheets of the Company as of December 31, 1998 and 1997, and the related unaudited statements of income, retained earnings and cash flows for such years then ended, and the schedules thereto, as reviewed by the Company's certified public accountants (the "Company Financials"), and (b) unaudited financial statements, including the balance sheet of the Company as of March 31, 1999 and the related statement of income, for the period from January 1, 1999 to the date of such balance sheet, certified by the President of the Company (the "Interim Financials"). The Company Financials and the Interim Financials, including the notes to all such statements, are referred to herein collectively as the "Financial Statements." Except as noted in the review letters included in the Company Financials or as set forth in SCHEDULE 3.5, the Company Financials have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified, and present fairly in all material respects the financial position of the Company as of the respective dates specified and the results of operations and changes in financial position of the Company for the respective periods specified. Except as set forth in SCHEDULE 3.5, the Interim Financials have been prepared consistently with the Company's past practice and, to the Sellers' knowledge, present fairly the financial position of the Company as of

March 31, 1999 and the results of operations for the period from January 1 through March 31, 1999, subject to normal, recurring year-end adjustments (which would not be material) and the absence of notes.

            3.6. TITLE TO PROPERTY, ABSENCE OF ENCUMBRANCES, ETC. SCHEDULE 3.6 contains a complete and accurate list of (a) all owned or leased real property and (b) all machinery, equipment, tools, furniture and fixtures having an original cost in excess of $25,000, owned or leased by the Company, and of all mortgages, liens and material encumbrances to which such real property, machinery, equipment, tools, furniture and fixtures are subject. Except for leased property and as specified in such SCHEDULE 3.6, the Company has good and marketable title to, or a valid leasehold or license to use, all assets, real or personal, tangible or intangible, owned or used by it, including, without limitation, all assets reflected in the most recent balance sheet included in the Company Financials (other than any assets sold or otherwise disposed of in the ordinary course of business since the date of the Company Financials), free and clear of all mortgages, pledges, liens, security interests or encumbrances of any nature (other than liens for taxes, assessments or other governmental charges not yet due and payable, or presently payable without penalty or interest) including, without limitation, any governmental restrictions on the operation of such assets, except for such leases and such mortgages, liens and encumbrances, or as otherwise disclosed in SCHEDULE 3.6 to this Agreement. Except as noted in SCHEDULE 3.6, all buildings, other improvements and leasehold improvements, and all machinery, equipment, tools, furniture and fixtures listed in SCHEDULE 3.6 owned or leased by the Company are in operating condition and repair, except for reasonable wear and tear. All real property leased by the Company has been constructed and operated in compliance with all applicable Federal, state, county and municipal laws, regulations, ordinances, standards and orders, including, without limitation, all zoning and environmental laws, regulations, ordinances, standards and orders, except where non-compliance would not have a material adverse effect on the Company. There are no outstanding enforcement actions or notices of violation issued by any Federal, state, county or municipal authority having jurisdiction over any such property.

            3.7. INVENTORIES; ACCOUNTS RECEIVABLE. The inventories of the Company are, as of the date of the Interim Financials, and will be, as of the Closing Date, except as reserved against on the Interim Financials or in
SCHEDULE 3.7, (a) in the case of raw materials and work in progress, usable for the production of currently produced products which meet the Company's current product specifications and, in the case of finished goods, saleable to customers in the normal course of its business, and (b) not obsolete, deteriorated, unusable or in excess of customary levels. Except as set forth in SCHEDULE 3.7 and except as reflected in the reserve for doubtful accounts set forth in the balance sheet included in the Interim Financials as of March 31, 1999, all accounts receivable of the Company as of the date of such Interim Financials and uncollected on the date hereof are collectible in the full aggregate face amount thereof in the ordinary course of business. Except as set forth in SCHEDULE 3.7, all accounts receivable created subsequent to the date of such Interim Financials through the Closing Date will have been collected in full prior to the Closing Date or are collectible thereafter in the full aggregate face amount thereof in the ordinary course of business, less an applicable reserve for doubtful accounts established in a manner consistent with the Company's prior practices and not greater, as a percentage of such accounts receivable, than the reserve for doubtful accounts stated in such Interim Financials. Any account receivable existing at the Closing Date and uncollected 180 days after the Closing Date, less any applicable reserves, shall be deemed a Loss for the purposes of Section 10 and shall, upon payment to the Buyer of any required indemnification in respect thereof, be assigned without recourse to the Sellers, provided that no such assignment shall be required if indemnification under Section 10 is not payable for such Loss for any reason.

            3.8. PATENTS; TRADEMARKS. SCHEDULE 3.8 contains a complete and correct list of all patents, trademarks registered or claimed by the Company, trade names and registered copyrights owned or used by, or registered in the name of, the Company, and all applications for patents or for registration of trademarks, trade names or copyrights made by the Company, or by any of its employees for the benefit of the Company. Except as otherwise indicated in
SCHEDULE 3.8, the Company is the registered and beneficial owner of all such patents, trademarks, trade names and registered copyrights, free and clear of any license, royalty, lien, encumbrance or, to the Sellers' knowledge, other interest of a third party. The Company owns or has the right to use all patents, patent applications, trademarks, trade names, copyrights and other intellectual property rights, including, without limitation, inventions, processes, designs, formulae, trade secrets, technology and know-how necessary for the conduct of its business. There is no pending or, to the Seller's knowledge, threatened claim by the Company against any third party for infringement, misuse or misappropriation of any patent, trademark, trade name, copyright or other intellectual property (including, without limitation, any trade secrets or know-how), owned by the Company or in which the Company has an interest, whether as licensee or otherwise. There is no pending or, to the Sellers' knowledge, threatened action, suit or proceeding against the Company for infringement, misuse or appropriation by it of any patent, trademark, trade name, copyright or other intellectual property (including, without limitation, any trade secret or know-how) owned by any third party or, to the knowledge of the Sellers, are there any facts or circumstances which would make such an action, suit or proceeding likely to occur.

            3.9. EMPLOYEE REMUNERATION. SCHEDULE 3.9 lists the current salaries and bonuses (together with pending or anticipated increases therein) of each director, officer, employee, consultant or agent of the Company currently paid at a rate in excess of $60,000 per year. Except as set forth in SCHEDULE 3.9, no officer or other key employee of the Company has indicated to the Sellers that such officer or key employee will, and to the Sellers' knowledge no such officer or key employee has an intention to, terminate his or her employment with the Company. Except as set forth in SCHEDULE 3.9, as of the Closing Date, the aggregate renumeration paid by the Company to the Sellers, in their capacity as an officer, director or employee of the Company, since January 1, 1999 shall not have been at an annualized rate in excess of $150,000 per annum per person.

            3.10. UNION AND EMPLOYMENT AND CONSULTING AGREEMENTS. Except as disclosed in SCHEDULE 3.10, the Company is not a party to any collective bargaining agreement, or to any written or, to the Sellers' knowledge, oral employment or consulting agreement, with any of its officers, directors, employees, consultants or agents. Copies of any written agreements disclosed in
SCHEDULE 3.10 (or written summaries of oral agreements so disclosed) have been delivered to the Buyer. Except as disclosed on SCHEDULE 3.10, to the Sellers' knowledge, no attempts to organize the employees of the Company have been made, nor are any such attempts now threatened or being planned. The Company is in compliance in all material respects with all applicable Federal, state and local laws, rules and regulations regarding employment conditions and practices, has withheld all amounts required by law or agreement to be withheld from the wages or salaries of its employees and is not liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing. To the Sellers' knowledge, the Company has not engaged in any unfair labor practices or has discriminated on the basis of age, sex, race or other discrimination prohibited by law in its employment conditions or practices. Except as set forth in
SCHEDULE 3.10, there are no unfair labor practice or age, sex or race discrimination charges or complaints or other charges or complaints alleging illegal discriminatory practices pending or, to the Sellers' knowledge, threatened against the Company before any Federal, state or local board, department, commission or agency nor, to the Sellers' knowledge, are there any facts or circumstances which would make any of the foregoing likely to occur. There are no existing or, to the Sellers' knowledge, threatened labor strikes or material disputes, grievances, controversies or other labor troubles affecting the Company. There are no pending or, to the Sellers' knowledge, threatened union representation questions respecting the employees of the Company or any pending arbitration proceedings. The Company is not obligated to pay, and has not granted or promised in writing or, to the Sellers' knowledge, orally, to pay to any employee, officer, director or provider of services any separation, severance, termination, change in control or similar benefits in the event of, or as a consequence of, the severance of their employment or relationship with the Company, or a change in control of the Company.

            3.11. OFFICERS, DIRECTORS AND BANK ACCOUNTS. SCHEDULE 3.11 lists (a) the names of all directors and officers of the Company and (b) the name and location of each bank or other institution in which the Company has any account or safe deposit box, the number or other identification thereof and the names of all persons authorized to draw thereon or have access thereto.

            3.12. NO MATERIAL ADVERSE CHANGE. Except as specified in SCHEDULE 3.12, since January 1, 1999, there has not been, individually or in the aggregate, any material adverse change or changes in the business, assets, properties, results of operations or financial condition of the Company.

            3.13. ABSENCE OF CERTAIN CHANGES. Except as specified in SCHEDULE 3.13, since January 1, 1999, the Company has not (a) issued, sold or delivered or agreed to issue, sell or deliver any shares of its capital stock or any options or rights to acquire any such capital stock or securities convertible into or exchangeable for such capital stock, (b) incurred any obligations or liabilities, whether absolute, accrued, contingent or other, other than obligations and liabilities incurred in the ordinary course of business, (c) mortgaged, pledged or subjected to any lien, lease, security interest or other encumbrance (other than liens for taxes, assessments or other governmental charges not yet due and payable, or presently payable without penalty or interest) any of its assets, real or personal, tangible or intangible, (d) acquired or disposed of any assets or properties, or entered into any agreement for any such acquisition or disposition, except in the ordinary course of business, (e) declared, made, paid or set apart any sum for any dividend or other distribution to its shareholders, or purchased or redeemed any shares of its capital stock or granted any option, warrant or right to purchase any such capital stock, (f) forgiven or cancelled any debts or claims or waived any rights of material value not previously accrued for, (g) granted any increase in compensation in any form to any officer, salaried employee or any class of other employees, or granted any severance or termination pay, or entered into any employment agreement, or any modification of a previously existing employment agreement, with any officer or any other salaried employee, other than increases in compensation of less than 10% granted in the ordinary course of business consistent with prior practice to employees whose base pay at the time of such increase was less than $60,000, (h) adopted, amended or entered into any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation or other plan, agreement or arrangement for the benefit of employees, (i) granted any rights or licenses under any of its patents, trademarks, trade names, copyrights or other industrial property rights, (j) suffered any material loss of, or material adverse change in its relationship with, any supplier or customer and the Sellers have no knowledge that any such supplier or customer intends or is contemplating any action which would constitute or lead to such a loss or adverse change, (k) suffered any damage, destruction or loss (whether or not covered by insurance) which has a material adverse effect on its business, (1) suffered any strike or other labor trouble which has materially affected its operations, (m) terminated or made any substantial revision of, or engaged in any renegotiation of, any material contract, (n) materially decreased, in the aggregate, the level of maintenance on, or its expenditures for maintenance of, the real property, machinery, equipment, tools, furnitures and fixtures owned or leased by it, (o) made any change in accounting principles or methods or in classification, depreciation or amortization policies or rates, (p) settled any dispute involving payment by the Company in excess of $25,000 or cancelled, forgiven or reduced any obligation of any person or entity in an amount in excess of $25,000, (q) made any loan or advance in excess of $10,000 to any person or entity other than travel or expense advances in accordance with its normal policies which have been accounted for or repaid and extension of trade credit in accordance with its normal business practices, or (r) entered into any material transaction other than in the ordinary course of business.

            3.14. ENVIRONMENTAL MATTERS. Except as set forth in SCHEDULE 3.14, there are not nor, to the Sellers' knowledge, are there any facts on circumstances which would make it likely to occur, (a) any proceedings or governmental investigations concerning or against the Company, pending or threatened, before any court or tribunal or governmental instrumentality, (b) any citation, summons, directive, order or notice of violation of any law, decree, rule, regulation, permit or order by or against, the Company, (c) any lien, or any governmental actions resulting or which are likely to result in the imposition of any such lien, on any of the properties owned or leased by the Company, (d) any claim against the Company for bodily injury, property damage, personal injury, consequential damages or clean-up costs, or (e) any obligation to perform or contribute to remediation or to make capital expenditures, which in each case is based upon or related in any way to Environmental Matters (as defined below). To the Sellers' knowledge, no toxic or hazardous substances have been generated, treated, released, stored, discharged or deposited on any of the premises of the Company or by the Company (whether directly or indirectly through a third party) at any other location, except in compliance with applicable laws. There are no underground storage tanks or friable asbestos-containing material on any of the premises of the Company. As used herein, the term "Environmental Matters" refers to all matters relating to ground, air and water pollution or discharge, solid or hazardous wastes, toxic, hazardous or polluting substances, occupational health, the transport, storage, recycling or disposal of waste (including, without limitation, garbage, refuse, sludge and other discarded materials, whether solid, liquid, semisolid or gaseous and whether on-site or off-site), ground water and soil monitoring, and discharge or emission of pollutants, contaminants or by-products (including, without limitation, dredged soil, solid wastes, incinerator residue, sewage, garbage, sewage sludge, chemical wastes, biological materials, radioactive materials, heat, wrecked or discarded equipment, industrial waste, chemicals, metals or other substances), whether such pollution or discharge was caused by (i) the Company, or (ii) any third party arising from off-site hazardous waste transport, storage, disposal or treatment on behalf of the Company.

            3.15. LITIGATION. Other than as disclosed in SCHEDULES 3.8, 3.10,
3.14 and 3.15, there are no judicial or administrative actions, suits or proceedings pending or, to the Sellers' knowledge, governmental investigations pending or judicial or administrative actions, suits and proceedings threatened before any court or tribunal or governmental instrumentality, or any citation, order or notice of violation of any law, decree, rule or regulation, by or against the Sellers, in their capacity as officers, directors or shareholders of the Company, or the Company or any of their respective properties, or which relate in any way to the Company's business, properties, assets or operations, or which have resulted or are likely to result in an imposition of a lien on any of the properties or assets owned or leased by the Company, or which question the validity of this Agreement or the Amended Leases or any action to be taken in connection herewith or therewith, nor is there any such action, suit, proceeding or investigation, to the knowledge of the Sellers, pending or threatened, which involves any director, officer, employee, consultant or independent contractor of the Company in its or his or her capacity as such. Except as set forth in SCHEDULE 3.15, neither the Sellers, nor the Company nor any property or assets of the Company is subject to any judicial or administrative order, judgment, injunction or decree (except for orders, judgments and decrees related to garnishment of wages, child support, alimony payment, divorce settlements and like matters relating to Company employees, which are not material to the Company).

            3.16. CONTRACTS. SCHEDULE 3.16 contains a complete and correct list of each (a) mortgage, debenture, note or installment obligation, or other instrument or contract for the borrowing or lending of money by the Company, including, without limitation, any agreement or arrangement relating to the maintenance of compensating balances or the availability of a line of credit,
(b) material license agreement, sales agency agreement or distribution agreement to which the Company is a party, (c) guaranty of any obligation by the Company, including, without limitation, any keep-well, make-whole or maintenance of working capital or earnings or similar agreement, (d) agreement for the sale of any properties or assets by the Company other than sales of products in the ordinary course of business, (e) contract, other than a contract, purchase order or other agreement for the purchase of raw materials or other supplies in the ordinary course of business or for the purchase of machinery, equipment, tools, furniture or fixtures with a cost of less than $100,000, pursuant to which the Company is or may be obligated to make payments, contingent or otherwise, on account of or arising out of the acquisition, prior, pending or future, of the shares, business or other assets of another enterprise,

(f) secrecy or invention agreement under which the Sellers or the Company or, to the Sellers' knowledge, any of the present officers or employees of the Company has any obligation and relating to the business of the Company, (g) requirements contract with the Company as purchaser or other agreement for the purchase or sale of goods or services not terminable without liability by the Company on 30 days' (or less) notice or involving payments by or to the Company in excess of $100,000, (h) agreement or arrangement with a customer or supplier of the Company for rebates, sharing of expenses or any similar device for the effective reduction or increase of prices or other charges and involving products with a value in excess of $100,000, (i) agreement of the Company with, or loan or advance by the Company to or from, or other obligation of the Company to or from any officer or director of the Company, (j) lease of real or personal property with the Company as lessor or lessee, involving rents of more than $5,000 per year, (k) agreement or arrangement limiting the freedom of the Sellers or the Company or, to the Sellers' knowledge, any of the present officers or employees of the Company to compete in any line of business similar to the Company's business, with any person or other entity or in any geographical area, (1) governmental license, franchise, permit or authorization held by and material to the business of the Company and not listed on any other Schedule hereto, (m) insurance policy relating to the properties, businesses or products of the Company having a currently unexpired term or, as to any casualty, workers' compensation, general or product liability or excess liability insurance policy currently in effect, (n) joint venture agreement or partnership, profit sharing or other agreements to which the Company is a party, (o) agreement pursuant to which the Company has indemnified or shared tax liability with any party, and
(p) performance bond of the Company and related agreements, and (q) contract, commitment or agreement not referred to above in this Section 3.16 or in any other Schedule to this Agreement and which involves aggregate payments by or to the Company of $100,000 or more. All such contracts and agreements are in full force and effect against the Company, the Company is not in material default thereunder and no event has occurred which, whether with notice, lapse or time or otherwise, would constitute a material default thereunder.

            3.17. TAXES.

                  (a) The Company has been classified throughout its entire existence as an electing small business (Subchapter S) corporation, and will continue to be so classified through the Closing Date, for federal and state tax purposes. All federal, state and local, income, sales, franchise and other taxes due and payable or accruable by the Company on or before the date of this Agreement have been paid or adequately reserved in the books and records of the Company. The Company has filed all tax returns and reports required to be filed by it with all taxing authorities through December 31, 1997 (and will file all such returns through the Closing Date) and such returns are, or will be, true, correct and complete in all material respects, giving due regard to permitted extensions. All liabilities for taxes reflected in the Company's books and records have been, or will be, computed in accordance with all applicable laws and regulations and represent adequate provision for the payment of all accrued or unpaid or deferred taxes of the Company for all periods through the Closing Date. There are no tax liens upon any of the Company's property or assets.

                  (b) (i) The Federal income tax returns of the Company are closed for all years ended on or prior to the end of the taxable year ended December 31, 1995, (ii) there are no outstanding proposed adjustments, (iii) all Federal income tax returns for taxable years ended through December 31, 1997, have been filed and (iv) there are no pending audits.

                  (c) No deficiency for any other tax has been asserted or assessed against the Company, and there are neither unresolved claims concerning, proceedings nor actions pending which relate to, either the tax liability of the Company or the collection or assessment of tax for any period for which returns covering the Company have been filed or were due.

                  (d) There are no outstanding agreements, extensions or waivers extending the statutory period of limitation applicable to any Federal tax return or state franchise, income or other tax returns covering the Company.

                  (e) The Company has not agreed to, or is the Company required to, make any adjustment pursuant to Section 481(a) of the Code or any predecessor provision by reason of any change in any accounting method of the Company (other than any changes mandated by regulations under the Code), and the Company has not made any application pending with any taxing authority requesting permission for any changes in any of their respective accounting methods.

                  (f) The Company has not consented to the application of
Section 341(f)(2) of the Code (or any predecessor provision).

                  (g) The Company has duly and timely withheld from all salaries, wages and other compensation of their respective employees and have duly and timely paid over to the appropriate governmental authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

            3.18. LICENSES AND PERMITS. The Company has obtained and holds, in its name or in the names of employees who are "qualifiers" under applicable laws, all licenses, permits, authorizations, consents and orders or approvals of all foreign, Federal, state or local governmental or regulatory bodies that are necessary for the lawful conduct of its business (the "Permits") including, without limitation, any licenses or filings, permits to operate machinery, or to store, handle, utilize or dispose of raw materials (including without limitation hazardous materials) and waste, the absence of which would not have a material adverse effect on the Company. All of the Permits are validly issued and in full force and effect and the Company is in material compliance therewith. No proceeding is pending or, to the Sellers' knowledge, threatened which seeks or may result in canceling, suspending, restricting or modifying any Permit. The business of the Company is being operated in all respects in accordance with the terms and conditions of the Permits, the failure of which would not have a material adverse effect on the Company.

            3.19. INTERNAL SOFTWARE APPLICATIONS.

                  (a) SOFTWARE APPLICATIONS; YEAR 2000. The current software applications used by the Company in the operation of its business are set forth and described in SCHEDULE 3.19 (the "Software"). All of the Software used by the Company complies in all material respects with the necessary requirements to function efficiently after December 31, 1999, and will operate without a material deviation as a result of the Year 2000 date change.

                  (b) OWNED SOFTWARE. To the extent that any of the Software has been designed or developed by the Sellers or the Company's management information or development staff or by consultants on the Sellers' or the Company's behalf, such Software is original and capable of copyright protection in the United States, and the Company has complete rights to and ownership of such Software, including possession of, or ready access to, the source code for such Software in its most recent version. To the Sellers' knowledge, no part of any such Software is an imitation or copy of, or infringes upon, the software of any other person or entity, or violates or infringes upon any common law or statutory rights of any other person or entity, including, without limitation, rights relating to defamation, contractual rights, copyrights, trade secrets, and rights of privacy or publicity. Except as set forth in SCHEDULE 3.19, neither the Sellers nor the Company has sold, assigned, licensed, distributed or in any other way disposed of or encumbered any of the Software.

                  (c) LICENSED SOFTWARE. The Software, to the extent it is licensed from any third party licensor or constitutes "off-the-shelf" software, is held by the Company legitimately and is fully transferable hereunder without any third party consent. To the Sellers' knowledge, all of the Company's computer hardware has legitimately licensed software installed therein.

                  (d) NO ERRORS; NONCONFORMITY. To the Sellers' knowledge, the Software is free from any significant defect or programming or documentation error, operates and runs in a reasonable and efficient business manner, conforms to the stated specifications thereof, and, with respect to owned Software, the applications can be recreated from their associated source codes.

                  (e) NO BUGS OR VIRUSES. The Company has not knowingly altered its data, or any Software or supporting software which may, in turn, damage the integrity of the data, stored in electronic, optical, or magnetic or other form. Except as set forth in SCHEDULE 3.19, the Sellers have no knowledge of the existence of any bugs or viruses with respect to the Software.

                  (f) PASS-THROUGH WARRANTIES. The Company shall, to the maximum possible extent, pass through to the Buyer all manufacturer's and supplier's warranties and support contracts for the Software that are not owned by the Company, and the Company shall, upon the Buyer's reasonable request, execute each and every document that is necessary or appropriate to effectuate the purchaser's obtaining and enjoying the benefits of any such pass-through warranty.

                  (g) DOCUMENTATION. The Sellers and the Company will, before the Closing Date, make available to the Buyer true and accurate copies of all documentation (end user or otherwise) relating to the use, maintenance and operation of the Software.

            3.20. EMPLOYEE BENEFIT PLANS.

                  (a) EMPLOYEE BENEFIT PLANS. SCHEDULE 3.20 contains a list setting forth each employee benefit plan or arrangement sponsored, maintained or contributed to by the Company or with respect to which the Company has or may have any actual or contingent liability or obligation, including but not limited to employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, material fringe benefit plans, life, hospitalization, disability and other insurance plans, severance or termination pay plans and policies, sick pay plans, and vacation plans or arrangements, whether or not described in Section 3(3) of ERISA (but excluding any plans, programs, agreements or arrangements maintained or contributed to pursuant to collective bargaining that are not subject to Title IV of ERISA). Each and every such plan, program, agreement or arrangement (other than plans, programs, agreements or arrangements maintained or contributed to pursuant to collective bargaining) is hereinafter referred to as an "Employee Benefit Plan."

                  (b) PROVISION OF DOCUMENTS. With respect to each Employee Benefit Plan, Sellers have delivered to Buyer (i) current, accurate and complete copies of each such written Employee Benefit Plan (including all related trust agreements, insurance or annuity contracts); (ii) copies of the most recent Internal Revenue Service determination or opinion letter (including copies of any outstanding requests for determination letters) with respect to each such Employee Benefit Plan which is an employee pension benefit plan (as such term is defined in Section 3(2) of ERISA) intended to qualify under Section 401(a) of the Code; (iii) to the extent applicable, copies of the most recent Form 5500 annual report and accompanying schedules, the most recent actuarial report, and the most recent summary plan descriptions; and (iv) Forms 5310 and any relating filings with the Pension Benefit Guaranty Corporation ("PBGC") with respect to the last 6 plan years for each Employee Benefit Plan subject to Title IV of ERISA.

                  (c) COMPLIANCE WITH PLAN TERMS AND LAW. Except as otherwise provided in Schedule 3.20, with respect to each Employee Benefit Plan: (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code;
(ii) no actions, suits, claims or disputes are pending, or to Sellers' knowledge threatened, other than routine claims for benefits; (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts which could give rise to any material liability in the event of any such investigation, claim, action, suit, audit, review or other proceeding; (v) all premiums, contributions, or other payments required to have been made by law or under the terms of any Employee Benefit Plan as of the Closing Date will have been made; (vi) all material reports, returns and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vii) no non-exempt "prohibited transaction" has occurred within the meaning of the applicable provisions of ERISA or the Code for which the Company would have any liability.

                  (d) QUALIFIED PLANS. With respect to each Employee Benefit Plan intended to qualify under Section 401(a) of the Code: (i) the Internal Revenue Service has issued a favorable determination or opinion letter, true and correct copies of which have been furnished to Buyer, that such plans are, and such plans in fact are, qualified and exempt from federal income taxes; (ii) no such determination letter, and to Seller's knowledge no such opinion letter, has been revoked nor has revocation been threatened, nor, to Sellers' knowledge, has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination or opinion letter or application therefor in any respect which would adversely affect its qualification or materially increase its costs; (iii) no such plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; (iv) no reportable event (within the meaning of Section 4043 of ERISA) has occurred, other than one for which the 30-day notice requirement has been waived; (v) as of the Closing Date, the present value of all liabilities that would be "benefit liabilities" under Section 4001(a)(16) of ERISA if benefits described in Code Section 411(d)(6)(B) were included will not exceed the then current fair market value of the assets of each such plan subject to Title IV of ERISA (determined using the actuarial assumptions used for the most recent actuarial valuation for such plan); (vi) all contributions to, and payments from and with respect to such plans, which may have been required to be made in accordance with such plans and, when applicable, Section 302 of ERISA or
Section 412 of the Code, have been timely made; and (vii) all such contributions to the plans including without limitation PBGC (as defined below) and insurance premiums for any period ending before the Closing Date that are not yet, but will be, required to be made are or will be properly accrued and reflected on the Financial Statements.

                  (e) MULTIEMPLOYER PLANS. With respect to any multiemployer plan as described in Section 4001(a)(3) of ERISA to which the Company contributes or with respect to which the Company may have any actual or contingent liability ("MPPA Plan"): (i) all contributions required to be made with respect to employees of the Company have been timely paid; (ii) the Company has not incurred and as of the Closing is not expected to incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan (whether by reason of the transactions contemplated by the Agreement or otherwise); (iii) none of the MPPA Plans covers any employees of the Company or any Controlled Group Members, other than employees who are "installers" of the Company's products; and (iv) to Sellers' knowledge, no such plan is insolvent or in reorganization and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such plan.

                  (f) WELFARE PLANS. (i) The Company is not obligated under any Employee Benefit Plan that is an employee welfare benefit plan as described in
Section 3(1) of ERISA ("Welfare Plan") to provide medical or death benefits with respect to any employee or former employee of the Company or its predecessors after termination of employment, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA; and (ii) the Company has complied in all material respects with the notice and continuation coverage requirements of

Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code.

                  (g) CONTROLLED GROUP LIABILITY. The Company does not have any material actual or contingent liability or obligation for, under or with respect to any employee benefit plan or arrangement sponsored, maintained or contributed to by any entity that has been or would be aggregated with the Company under
Section 414(b), (c), (m) or (o) of the Code (each a "Controlled Group Member").

                  (h) OTHER LIABILITIES. (i) The Company is not and will not be obligated to pay separation, severance, termination or similar benefits, to accelerate the time of payment or vesting, or increase the amount of compensation due to any individual as a result of a "change of control" (as such term is defined in Section 280G of the Code) that occurs on the Closing Date or solely as a result of any transaction contemplated by this Agreement and (ii) all required premiums under any group health plan within the meaning of Section 5000(b)(1) of the Code maintained or contributed to by the Company (including pursuant to collective bargaining) or contributions (including additional premiums payable in arrears to reflect claims experience) for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Financial Statements prior to or as of the Closing and will not, in the aggregate, exceed by more than 15% the aggregate amount accrued for such items on the December 31, 1998 Company Financials.

            3.21. OTHER LIABILITIES. To the Sellers' knowledge, the Company does not have any liabilities or obligations (direct or indirect, contingent or absolute, matured or unmatured) of whatever nature, whether arising out of contract, tort, statute or otherwise, of the type required to be reflected as liabilities on a balance sheet of the Company as currently prepared pursuant to
Section 3.5, except (a) as reflected in the balance sheets included in the Company Financials or Interim Financials, (b) disclosed in the Schedules to this Agreement, (c) as contemplated by this Agreement and (d) liabilities and obligations incurred in the ordinary course of business since January 1, 1999.

            3.22. ABSENCE OF CERTAIN PAYMENTS. Neither the Sellers nor the Company nor, to the best of the Sellers' knowledge, any officers, directors, employees, agents, representatives, or independent contractors of the Company has made, or arranged for the making of, any unlawful payment to any official, officer or employee of any Federal, state, county, municipal or other governmental or regulatory body or authority or any self-regulatory body or authority, or made any payment to any customer or supplier of the Company or any officer, director, partner, employee or agent of any customer or supplier, for the unlawful sharing of fees or to any such customer or supplier or any such officer, director, partner, employee or agent for the unlawful rebating of charges, or engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, partner, employee or agent, in respect of the Company.

            3.23. INVESTMENT REPRESENTATION. Each Seller is acquiring the shares of Series D Preferred Stock issuable under Section 2.3 for investment, and not with a view toward any distribution thereof except in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws.

         4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Sellers as follows:

            4.1. ORGANIZATION AND QUALIFICATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite power and authority to own, lease and operate its properties and carry on its business as it is now being conducted.

            4.2. AGREEMENT. This Agreement has been duly executed and delivered by the Buyer and constitutes the legal and binding obligation of the Buyer enforceable in accordance with its terms. The execution and delivery by the Buyer of this Agreement, the consummation of the transactions contemplated hereby, and the performance by the Buyer of its obligations hereunder will not conflict with or result in any violation of, or default under (either immediately or with notice or lapse of time), or in any right to accelerate or the creation of any lien, charge or encumbrance pursuant to, any provision of
(a) the Certificate of Incorporation or By-laws of the Buyer, (b) any agreement, contract, lease, license, note, bond, mortgage, indenture, deed of trust or other instrument to which the Buyer is a party or by which any of the Buyer's properties or other assets is bound, (c) any governmental franchise, license, permit or authorization, or any judgment or order of any tribunal or governmental body applicable to the Buyer, or any of the Buyer's properties or other assets, or (d) any applicable law, statute, decree, rule or regulation of any jurisdiction, except where such conflict, violation or default, acceleration or creation would not have a material adverse effect on the Company. Except for the filing of the Certificate of Amendment, no authorization, consent or approval of, or declaration of, filing with or notice to any governmental body or authority by the Buyer is necessary for the execution of this Agreement by the Buyer, the consummation by the Buyer of the transactions contemplated hereby and thereby or the performance by the Buyer of its obligations hereunder.

            4.3. VALIDITY OF SHARES. The 100,000 shares of Series D Preferred Stock to be issued at the Closing pursuant to Section 2.3 hereof, when issued and delivered in accordance with the terms hereof and of the Certificate of Amendment, shall be duly and validly issued, fully paid and nonassessable. The certificates evidencing such shares shall comply as to form with applicable law, and the Sellers shall receive good title thereto, free and clear of all claims, encumbrances, security interests and liens. The shares of the Buyer's common stock initially issuable upon the conversion of the Series D Preferred Stock shall be duly and validly authorized and reserved for issuance, shall be free and clear from preemptive rights (if any), and such shares, when issued and delivered in accordance with the provisions of the Certificate of Amendment pertaining to the Series D Preferred Stock shall be validly issued, fully paid and nonassessable. Based in part on the representations and warranties of the Sellers in this Agreement and assuming the accuracy thereof, the issuance of the Series D Preferred Stock at the Closing pursuant to Section 2.3 will be exempt from the registration requirements of the

Securities Act and from the qualification or registration requirements of any applicable state blue sky or securities laws.

            4.4. INFORMATION (a) The Buyer has delivered to the Sellers true and complete copies of the Buyer's (i) Transition Report on Form 10-K for the eight months ended December 31, 1998, (ii) Current Report on Form 8-K and Form 8-K/A, dated November 20, 1998, reporting the acquisition of Alliance International Group, Inc. and containing the financial statements required by reason of such acquisition, (iii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, and (iv) the definitive Proxy Statement, dated April 20, 1999, in connection with the Buyer's 1998 Annual Meeting of Shareholders to be held May 18, 1999 (the "SEC Documents"). None of the SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein not misleading.

                  (b) The Buyer has not filed, and nothing has occurred with respect to which the Buyer would be required to file, any Current Report on Form 8-K since January 1, 1999. Prior to and until the Closing, the Buyer will provide to the Sellers copies of any and all reports filed by the Buyer after January 1, 1999 with the Securities and Exchange Commission (the "SEC") and any and all reports or notices delivered to the shareholders of the Buyer.

            4.5. INVESTMENT REPRESENTATION. The Buyer is acquiring the Shares for investment and not with a view toward any distribution thereof except in compliance with the Securities Act of 1933, as amended (the "Securities Act"), and applicable state securities laws.

            4.6. SEC COMPLIANCE. Since 1997, the Buyer has filed all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") (such requests together with all registration statements, prospectuses and proxy statements filed by the Buyer referred to as the "Buyer SEC Reports"). As of their respective dates, all such Buyer SEC Reports complied in all material respects with the applicable requirements of the Exchange Act.

            4.7. NO ADVERSE CHANGE. Since the Buyer filed its Transition Report on Form 10-K for the eight months ended December 31, 1998 with the SEC, there has not been any material adverse change in the financial condition, operations or business of the Buyer.

         5. COVENANTS OF THE SELLERS. The Sellers, jointly and severally, covenant as follows:

            5.1. ACTION PRIOR TO CLOSING. From the date of this Agreement until the Closing Date, the Sellers will use their commercially reasonably efforts to cause the Company to (a) conduct its operations only in the ordinary course, in substantially the manner as heretofore conducted and in accordance with all applicable material laws, rules, regulations, orders, approvals, authorizations, exemptions, classifications and registrations applicable to the Company or relating to its operations, (b) maintain its property in substantially the same condition and repair as of the date hereof, except for reasonable wear and tear,
(c) perform in all material respects all of the respective obligations under all contracts listed in SCHEDULE 3.16, and not amend, alter or modify any material provision of any such contract or enter into any new contract or transaction involving consideration in excess of $25,000 or dispose of any asset having a value in excess of $25,000 without the prior written consent of the Buyer, (d) use its commercially reasonably efforts to maintain the existing relationships of the Company with its suppliers and customers, (e) use its commercially reasonable efforts to keep available the services of its present officers and employees, (f) promptly deliver to the Buyer interim financial statements as regularly prepared for its internal use, which financial statements shall be in accordance with the last sentence of
Section 3.5, (g) not pay any dividends or distributions on its capital stock, or issue or redeem any shares of capital stock or any options, warrants or other rights to purchase or acquire capital stock, (h) confer on a regular and frequent basis with representatives of the Buyer to report material operational matters and the general status of ongoing operations, and (i) not, without the prior written consent of the Buyer, take any action or engage in any transaction not expressly permitted by this Section 5.1 or otherwise contemplated by this Agreement which would cause any of the representations made by the Sellers herein to be untrue in any material respect as of the Closing Date or a material breach of the terms and conditions of this Agreement.

            5.2. ACCESS AND INFORMATION. The Sellers agree to cause the Company to afford the Buyer and the Buyer's employees, accountants, counsel and other authorized representatives reasonable access to its plants, properties, books and records and the Sellers will, and will cause the Company to, furnish to the Buyer and its representatives during normal business hours and upon reasonable notice all additional financial and operating data and other information as to its business and properties as the Buyer may from time to time reasonably request.

            5.3. PUBLICITY. The Sellers will not, and will not permit the Company to, without the consent of the Buyer, issue or cause the publication of any press release or other announcement with respect to this Agreement, except where such release or announcement is required by law.

            5.4. BEST EFFORTS. The Sellers agree to use their reasonable best efforts to satisfy the conditions to the obligations of the Buyer hereunder set forth in Section 8, and will take no action that would impair or preclude the satisfaction of the conditions to the obligations of the Sellers hereunder set forth in Section 7.

            5.5 NO SHOPPING OR DISCLOSURE. From the date hereof and until the earlier of termination of this Agreement pursuant to Section 11 or the Closing Date, neither the Sellers nor the Company will, or will permit their respective employees, officers or agents to, directly or indirectly (a) solicit, initiate or encourage any sale or acquisition of the stock of the Company, or sale or acquisition of the assets of the Company (outside the ordinary course of business), or any merger, consolidation or business combination with the Company, or (b) with respect to any effort or attempt by any other person to do or seek any of the foregoing (i) participate in any discussions or negotiations,
(ii) furnish to any other person any information with respect to the Company, or
(iii) otherwise cooperate in any way with, or assist or participate in, or facilitate or encourage any such effort. The Sellers will promptly notify the Buyer if any such proposal or offer, or any inquiry or contact with any person with respect thereto is made.

            5.6. NOTICE OF CHANGES. From the date hereof through the Closing Date, the Sellers or the Buyer, as the case may be, will promptly notify the other party in writing of any material changes in the representations and warranties set forth in Section 3 (in the case of the Sellers) or Section 4 (in the case of the Buyer) of this Agreement, such notice to be given in accordance with the provisions of Section 13.2 and to state clearly that it is being given pursuant to this Section 5.6. If, as a result of a notice provided pursuant to this Section 5.6, the conditions of the Buyer's obligation to close set forth in
Section 8.1 are not fulfilled, and the Buyer provides notice to the Seller of its decision not to close the transactions contemplated hereby, then the Buyer and the Sellers shall negotiate in good faith to adjust the purchase price by mutual agreement to reflect the diminution in value of the Company in connection with the changes so disclosed. Subject to the preceding sentence, any notice given hereunder will be effective to cure any breach of a representation or warranty which would have otherwise existed but for the notice.

         6. COVENANTS OF THE BUYER. The Buyer covenants as follows:

            6.1. PUBLICITY. The Buyer will not, without the consent of the Sellers, issue or cause the publication of any press release or other announcement with respect to this Agreement except where such release or announcement is required by law.

            6.2. BEST EFFORTS. The Buyer will use its reasonable best efforts to satisfy the conditions to the obligations of the Sellers hereunder set forth in
Section 7, and will take no action that would impair or preclude the satisfaction of the conditions to the obligations of the Buyer hereunder set forth in Section 8.

            6.3. CONFIDENTIALITY. Notwithstanding anything to the contrary contained in this Agreement, the Confidentiality Agreement, dated February 9, 1999, between the Buyer and the Company will continue in effect until the Closing or, in the event that the transactions contemplated hereby do not close, for the term stated therein.

            6.4. BUYER FINANCIAL CAPACITY. The Buyer will deliver to the Sellers prior to the Closing Date evidence reasonably satisfactory to the Sellers of Buyer's capacity to finance the transactions contemplated hereby.

            6.5. MERGER OF THE COMPANY. Following the Closing Date, the Buyer intends that the Company will be merged with and into Greensteel, Inc., a Delaware corporation and wholly-owned subsidiary of the Buyer.

            6.6. ASSIGNMENT OF CERTAIN INSURANCE COVERAGE. On the Closing Date, the Buyer will cause the Company to transfer the ownership to each of the Sellers the term insurance policies which the Company currently holds on their lives. On or before the Closing, the Buyer shall add the Sellers as additional insureds (as their interests appear) on any commercial general liability, product liability and/or personal injury coverages maintained by the Company for a period of three years after the Closing Date; provided that the foregoing shall not require the Buyer to maintain any particular coverages at any time.

            6.7. GUARANTEES. The Buyer shall use its commercially reasonable efforts to have released or to replace the Sellers as guarantors under three automobile loans, the Company's Burlingame, California real property lease and the performance bonds listed in SCHEDULE 3.16, to be effective on or about the Closing Date.

            6.8. EMPLOYEE BENEFITS. The Buyer agrees to credit Company Employees with their service with the Company prior to the Closing Date for purposes of eligibility and vesting under tax-qualified plans of the Buyer, its subsidiaries and affiliates. The Buyer further agrees to cause elective deferral contributions (as defined in Section 402(g)(3) of the Code) made by Company Employees for calendar year 1999 under any tax-qualified plan maintained by the Company, the Buyer or any of the Buyer's subsidiaries or affiliates to be matched at the same percentage rate as the elective deferral contributions (as defined in Section 402(g)(3) of the Code) made by similarly situated employees of the Buyer or its subsidiaries or affiliates. Buyer further agrees to cover Company Employees under its bonus programs to the same extent as similarly situated employees of the Buyer or its subsidiaries and affiliates. For purposes of this Section 6.8, "Company Employees" means employees of the Company immediately prior to the Closing.

         7. CONDITIONS TO THE OBLIGATIONS OF THE SELLERS. The obligations of the Sellers to effect the transactions contemplated hereby are subject to the fulfillment to their satisfaction, prior to or at the Closing, of the following conditions:

            7.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer contained herein shall have been true and correct in all material respects when made (except for representations and warranties made as of a specific date, in which case such representations and warranties shall have been true and correct in all material respects as of such date) and shall be true and correct at and as of the Closing as though such representations and warranties were made at and as of the Closing (except for representations and warranties made as of a specific date, in which case such representations and warranties shall have been true and correct in all material respects as of such date).

            7.2. PERFORMANCE. The Buyer shall have performed and complied in all material respects with each covenant or condition required by this Agreement to be performed or complied with by it prior to or at the Closing.

            7.3. CLOSING CERTIFICATE. The Buyer shall have delivered to the Sellers a certificate, dated the Closing Date and executed on its behalf by a principal executive or financial officer, certifying that the conditions specified in Sections 7.1 and 7.2 have been fulfilled.

            7.4. OPINION OF COUNSEL. The Sellers shall have received from Greenberg Traurig, counsel for the Buyer, an opinion, dated the Closing Date, substantially in the form attached hereto as EXHIBIT C.

            7.5. EXECUTION OF OTHER DOCUMENTS. The Buyer shall have executed and delivered to the Sellers one or more stock certificates representing the shares of Series D Preferred Stock issuable at the Closing pursuant to Section 2.3 hereof.

         8. CONDITIONS TO THE OBLIGATIONS OF THE BUYER. The obligations of the Buyer to effect the transactions contemplated hereby are subject to the fulfillment to its satisfaction, prior to or at the Closing, of the following conditions:

            8.1. REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Sellers contained herein and in the Schedules hereto shall have been true and correct in all material respects when made (except for representations and warranties made as of a specific date, in which case such representations and warranties shall have been true and correct in all material respects as of such date) and shall be true and correct in all material respects at and as of the Closing as though such representations and warranties were made at and as of the Closing (except for representations and warranties made as of a specific date, in which case such representations and warranties shall have been true and correct in all material respects as of such date).

            8.2. PERFORMANCE. The Sellers shall have performed and complied in all material respects with each covenant and condition required by this Agreement to be performed or complied with by them prior to or at the Closing.

            8.3. CLOSING CERTIFICATE. The Sellers shall have delivered to the Buyer a certificate, dated the Closing Date and executed by each of the Sellers, certifying that the conditions specified in Sections 8.1 and 8.2 have been fulfilled.

            8.4. REPORT ON ENVIRONMENTAL MATTERS. The Buyer shall have received a report from an environmental consultant of the results of soil and other testing at the production facilities of the Company and such report shall be reasonably satisfactory to the Buyer.

            8.5. SCHEDULES. The Schedules to this Agreement to be delivered by the Sellers to the Buyer shall be reasonably satisfactory to the Buyer.


            8.6. OPINION OF COUNSEL. The Buyer shall have received from the Law Offices of Jeffrey A. Hartman and Baker & McKenzie, counsels for the Sellers, opinions, dated the Closing Date, in substantially the forms attached hereto as Exhibit D.

            8.7. NON-COMPETITION AGREEMENTS. The Company and each of the Sellers shall have executed and delivered a Non-Competition Agreement substantially in the form attached hereto as EXHIBIT E.

            8.8. EMPLOYMENT AGREEMENT. The Company and Mark A. Lawer shall have executed and delivered an Employment Agreement in the form attached hereto as EXHIBIT F.

            8.9. AMENDED LEASES. The Company and the Sellers shall have executed and delivered Amended Leases with respect to the Company's Corona, California, Clymer, Pennsylvania and Pompano Beach, Florida sales and production facilities, in the respective forms attached hereto as EXHIBIT G.

            8.10. SHAREHOLDER LOANS. All loans and advances of any kind from the Company to any of the Sellers or any member of their families or their affiliates shall have been repaid, except for such advances for travel and business expenses incurred in the ordinary course of business, which will be repaid and reconciled in the ordinary course of business.

            8.11. COMPLETION OF FINANCING. The Buyer shall have obtained financing for the transactions contemplated

            8.12. NO MATERIAL ADVERSE CHANGE. There shall not have been, individually or in the aggregate, any material adverse change or changes (except for any change resulting from general economic or market conditions) since the date hereof in the business, assets, properties, results of operations or financial condition of the Company.

            8.13. RESIGNATION OF OFFICERS AND DIRECTORS. Except for any officer or director as to whom the Buyer has waived this condition and as otherwise provided in the Employment Agreement referred to above, the officers and directors of the Company shall have submitted their written resignations as officers and directors of the Company, respectively, effective as of the Closing Date.

         9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in Sections 3 and 4 of this Agreement shall survive the Closing. All statements contained in the Disclosure Schedules hereto, the Financial Statements and the certificates delivered pursuant to Sections 7.3 and
8.3 shall be deemed representations and warranties of such party under this Agreement.

         10. INDEMNIFICATION

            10.1. BY THE SELLERS. (a) From and after the Closing, the Buyer shall be indemnified and held harmless by the Sellers (jointly and severally) against and in respect of any and all damages (excluding punitive damages in an original action commenced in the name of the Buyer), losses or deficiencies, whether suffered by the Buyer or the Company:

                      (i) resulting from any misrepresentation or breach of any warranty or covenant by the Sellers made herein;

                      (ii) arising out of or relating to Environmental Matters occurring prior to the Closing Date connected to the activities, facilities or products of the Company, including without limitation, fines, liabilities for personal injury, death or property damage, costs of environmental studies and costs of clean-up as required by applicable law;

                      (iii) arising out of or relating to any defective, hazardous or injurious product sold by the Company prior to the Closing Date or any product sold by the Company prior to the Closing Date in violation of any applicable governmental law, rule, regulation or other requirement, including without limitation, liabilities for any violation of any law, rule, regulation or other requirement of any federal, state or local governmental entity having jurisdiction over the Company, personal injury, death or property damage, costs of replacing such products, costs related to recall of such products and refunds to purchasers;

                      (iv) arising out of any claim for fees or expenses of any finder, broker, agent or other intermediary who has acted on behalf of the Sellers or the Company in connection with this Agreement or the transactions contemplated hereby; and

                      (v) any and all actions, suits, procedures, demands, assessments, judgments, damages, fines, awards, costs and expenses (including but not limited to reasonable fees and disbursements of counsel, interest and penalties) incident to the foregoing. All such damages, losses, deficiencies, assessments, judgments, fines, awards, costs and expenses are referred to in this Agreement as "Losses."

                  (b) The indemnification of the Buyer hereunder shall be subject to the following limitations:

                      (i) Except for indemnification for a Loss described in
Section 10.1(a)(iv) or incident thereto as set forth in Section 10.1(a)(v), no claim for indemnification shall be made and no payment therefor shall be due hereunder with respect to the first $100,000 of Losses incurred by the Buyer or the Company.

                      (ii) Indemnification hereunder shall be limited solely, except with respect to indemnification for any breach of Sections 3.3 (pertaining to capitalization and shareholder agreements), 3.4 (pertaining to title to shares and enforceability), 3.5 (pertaining to financial statements),
3.14 (pertaining to environmental matters), 3.17 (pertaining to taxes) and/or
3.20 (pertaining to employee benefit plans) as hereinafter set forth, to the remaining principal of the $1,500,000 (the "Escrow Deposit") delivered to the Escrow Agent pursuant to Section 2.3, which Escrow Deposit is to be held and disbursed pursuant to an escrow agreement (the "Escrow Agreement") among the Buyer, the Sellers and the Escrow Agent, in the form attached hereto as EXHIBIT B.

                      (iii) With respect to any claim for indemnification for any breach of Sections 3.5 (pertaining to financial statements), 3.14 (pertaining to environmental matters), 3.17 (pertaining to taxes) and/or 3.20 (pertaining to employee benefit plans), (A) the maximum aggregate liability of the Sellers therefor shall be $5,000,000 (inclusive of the Escrow Deposit, as to which the Buyer shall first assert an indemnification claim pursuant to the Escrow Agreement) and (B) each Seller shall have the right (but not the obligation) to satisfy all or any portion of his, her or its indemnification obligations by tendering to the Buyer for cancellation a number of shares of Series D Preferred Stock (or a number of shares of Common Stock of the Buyer received upon conversion of the Series D Preferred Stock) having a value equal to the amount of the subject indemnification claim being satisfied in such manner. For purposes of this Section 10.1(b)(iii), the Series D Preferred Stock shall be valued at its $50.00 per share liquidation preference, and any Common Stock issued upon conversion of the Series D Preferred Stock shall be valued at the price at which it was converted in accordance with the Certificate of Amendment (subject to appropriate adjustment in the event of any stock splits, stock dividends, combinations of shares, recapitalizations or other such events respecting the Common Stock of the Buyer occurring from time to time following the conversion of the Series D Preferred Stock).

            10.2. INDEMNIFICATION BY THE BUYER. (a) From and after the Closing, the Sellers shall be indemnified and held harmless by the Buyer against and in respect of any and all Losses:

                      (i) resulting from any misrepresentation or breach of any warranty, covenant or undertaking by the Buyer made herein; and

                      (ii) arising out of any claim for fees or expenses of any finder, broker, agent or other intermediary who has acted on behalf of the Buyer in connection with this Agreement or the transactions contemplated hereby.

                  (b) The indemnification of the Buyer hereunder shall be subject to the following limitations:

                      (i) Except for indemnification for a Loss described in
Section 10.2(a)(ii), no claim for indemnification shall be made and no payment therefor shall be due hereunder with respect to the first $100,000 of Losses incurred by the Sellers.

                      (ii) The aggregate amount of indemnification payable by the Buyer hereunder shall not exceed $1,500,000.

            10.3. INDEMNIFICATION PROCEDURES. A party or parties entitled to indemnification hereunder shall herein be referred to as an "Indemnitee." A party or parties obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "Indemnitor."

                  (a) Any indemnification hereunder shall be net of:

                      (i) any insurance proceeds recovered by the Indemnitee on account of, or applicable to, the satisfaction of claims for which indemnification is provided hereunder; PROVIDED, HOWEVER, that the term "insurance proceeds," as used in this subdivision, shall mean the payment received under any applicable insurance policy less the amount of additional premium payable, or the reduction of any premium refund, consequent to the application of any retrospective loss adjustment provisions of such insurance policy to such insurance payment;

                      (ii) amounts recovered or recoverable by the Indemnitee under rights of subrogation, or contribution or indemnification (other than hereunder); and

                      (iii) any Tax Benefit (as such term is defined in Section 10.3(c)).

            (b) The Buyer shall make no claim for indemnification and the Sellers shall not have any liability for indemnification due unless the Buyer gives initial written notice of its claim as follows:

                      (i) with regard to breaches of all representations, warranties, covenants and agreements, within 18 months after the Closing Date, except that claims for breaches of (A) Sections 3.3 (pertaining to capitalization and shareholders agreements) and 3.4 (pertaining to title to shares and enforceability) may be made at any time, (B) Sections 3.17 (pertaining to taxes) must be made within 90 days after the expiration of the applicable statute of limitations for any affected tax period, (C) Section 3.20 (pertaining to employee benefit plans) must be made within 2 years after the Closing Date, and (D) Section 3.14 (pertaining to environmental matters) must be made within 3 years after the Closing Date;

                      (ii) with regard to claims under Sections 10.1(a)(ii) (pertaining to environmental matters) and 10.1(a)(iii) (pertaining to product liability matters), within 3 years of the Closing Date; and

                      (iii) with regard to claims under Section 10.1(a)(iv) (pertaining to finder's fees), at any time.

                  (c) The limitations set forth in Section 10.2(b) shall not apply to any claim of the Sellers based on the Buyer's agreements, representations and warranties as to the Series D Preferred Stock or to the Buyer's failure to pay the purchase price.

                  (d) As used in this Section 10.3, "Tax Benefit," with respect to any Loss, shall mean any reduction in the net federal or state income tax liability of the Indemnitee as a result of such Loss, PROVIDED that any calculation of Tax Benefit, with respect to any Loss, shall include any increase in federal income tax liability attributable to a reduction in state or local taxes as a result of such Loss. Any payments for a Loss under the provisions of this Section 10 shall be reduced by the Tax Benefit in the year in which such payment is made but not by any potential or anticipated Tax Benefit in future years. If the Indemnitee receives Tax Benefits subsequent to the year in which such payment is made but within five years thereafter, the Indemnitee will refund any amount of indemnification received to the extent of such Tax Benefits. For the purposes of calculating such Tax Benefits, any net operating losses shall be deemed to be utilized in the order in which they were incurred. If the Company becomes part of a group filing consolidated tax returns of which a corporation other than the Buyer is the parent, the provisions of this Section 10.3(c) shall, with respect to any Tax Benefit relating to such Loss which becomes available to such new parent instead of the Buyer, henceforth be applied to the parent of such group rather than to the Buyer. In the event that the Company files a separate return for state income tax purposes or does not join in filing a consolidated federal tax return, "Tax Benefit" shall mean any reduction in the state or federal tax liability of the Company or such Subsidiary.

                  (e) Each Indemnitee shall use commercially reasonable efforts and shall consult and cooperate with the Indemnitor to mitigate any Losses that may give rise to claims hereunder.


            10.4. THIRD PARTY CLAIMS. (a) DEFINITION. As used herein, "Third Party Claim" means a Loss or potential Loss for which indemnification is claimed by the Indemnitee under the provisions of this Section 10 and which is consequent to a claim asserted during the applicable indemnification period indicated in Section 10.3(b) and (c) against the Indemnitee by a corporation, association, partnership or other business organization or an individual or a government, any political subdivision thereof or a governmental agency by commencement against the Indemnitee of a legal action or proceeding or receipt by the Indemnitee of a written assertion of such claim.

                  (b) NOTICE OF CLAIM. The Indemnitee will promptly give notice of a Third Party Claim to the Indemnitor stating the nature thereof and enclosing copies of any complaint, summons, written assertion of such Third Party Claim or similar document. No claim for indemnification on account of a Third Party Claim shall be made and no payment therefor shall be payable hereunder unless the Indemnitee shall have given initial written notice of its claim to the Indemnitor during the applicable indemnification period indicated in Section 10.3(b) and (c) hereof.

                  (c) EMPLOYMENT OF COUNSEL BY THE INDEMNITOR. Except as hereinafter provided, the Indemnitor shall have the right to engage counsel to defend a Third Party Claim, such right to be exercisable by notice delivered to the Indemnitee not later than ten (10) business days following delivery by the Indemnitee to the Indemnitor of a notice of a Third Party Claim. The Indemnitee will and, in the case of the Buyer, will cause the Company to, fully cooperate with such counsel. The Indemnitor will cause such counsel to consult with the Indemnitee as to the defense of such claim, and the Indemnitee may, at its own expense, participate in such defense, assistance or enforcement but the Indemnitor shall control such defense, assistance or enforcement. The Indemnitor will cause such counsel engaged by it to keep the Indemnitee informed at all times of the status of such defense, assistance or enforcement.

                  (d) EMPLOYMENT OF COUNSEL BY THE INDEMNITEE. Notwithstanding the provisions of Section 10.4(c), the Indemnitee shall have the right to engage counsel and to control the defense of a Third Party Claim if:

                      (i) the Indemnitor shall not have notified the Indemnitee of the exercise of their right to choose counsel pursuant to Section 10.4(c) within the time period therein provided;

                      (ii) the Third Party Claim is a claim for the payment of taxes arising out of an audit of a tax period ending subsequent to the Closing Date but which may nevertheless affect the tax liability of the Company for a tax period ending prior to the Closing Date and therefore be subject to indemnification under the provisions of this Section 10; or

                      (iii) the Third Party Claim relates in a significant degree to acts, omissions, conditions, events or other matters occurring during the Indemnitee's period of ownership of the Company and the amount attributable thereto that may be reasonably payable, if such Third Party Claim is successful, exceeds the amount so payable which is attributable to acts, omissions, conditions, events or other matters occurring during the Indemnitor's period of ownership of the Company. If the Indemnitee chooses to exercise its right to appoint counsel under this Section 10.4(d), it shall deliver notice thereof to the Indemnitor setting forth in reasonable detail why it believes that it has such right and the name of the counsel it proposes to employ. Unless the Indemnitor delivers a notice of objection thereto to the Indemnitee within the following ten (10) business days, the Indemnitee shall have the right to appoint such counsel and to control such defense, assistance or enforcement, but the Indemnitee will cause such counsel to consult with the Indemnitor as to the conduct of such defense, assistance or enforcement. If such notice of objection is timely received, the issue may be submitted to arbitration in accordance with the procedures set forth in Section 12, and final determination of the party who shall so appoint counsel and control the defense shall be made upon entry of judgment on the arbitral award. Pending such determination, the Indemnitee shall appoint counsel to defend such Third Party Claim. The Indemnitor may appoint counsel to assist in such defense, assistance or enforcement.

                  (e) SETTLEMENT OF THIRD PARTY CLAIMS. The Indemnitor will not enter into a settlement of a Third Party Claim without the written consent of the Indemnitee; PROVIDED, HOWEVER, if the Indemnitee shall not consent to a bona fide settlement proposal acceptable to the other party of such Third Party Claim within ten (10) business days of delivery by the Indemnitor to the Indemnitee of notice of such settlement proposal, the amount of indemnification payable under this Section 10 with respect to such Third Party Claim (other than matters not disposed of by such proposed settlement) shall not exceed the amount that would have been payable if such settlement had been entered into. If the Buyer or the Company is the Indemnitee, the Buyer will not, and will not permit the Company to, enter into an agreement of settlement of a Third Party Claim without the consent of the Sellers; PROVIDED, HOWEVER, that if the Sellers do not within ten
(10) business days of delivery to them by the Buyer of a notice of such proposed settlement deliver to the Buyer notice of their objection thereto, they shall be deemed to have consented to such settlement.

                  (f) CLAIMS AS TO WHICH INDEMNIFICATION IS PARTIALLY PAYABLE. Notwithstanding the foregoing, in the event of any settlement of, or final judgment with respect to, a Third Party Claim which relates to acts, omissions, conditions, events or other matters occurring both before and after the Closing Date, the Buyer and the Sellers shall negotiate in good faith as to the portion of such Third Party Claim as to which such indemnification is payable. If the Buyer and the Sellers are unable to reach agreement, the issue shall be submitted to arbitration in accordance with the procedures set forth in Section 12.

         11. TERMINATION

            11.1 TERMINATION EVENTS. This Agreement may be terminated at any time prior to the Closing Date:

                  (a) by mutual written consent of the Buyer and the Sellers;

                  (b) by either the Buyer or the Sellers if the Closing has not occurred prior to July 15, 1999, provided that the non-occurrence of the Closing is not attributable to a breach of the terms hereof by the party seeking termination; or

                  (c) by either the Sellers or the Buyer if any court of competent jurisdiction or any governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this

Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

         12. DISPUTE RESOLUTION. Any controversy or dispute between the Buyer and any of the Sellers involving the construction, interpretation, application or performance of the terms, covenants or conditions of this Agreement or in any way arising under this Agreement shall, on demand by either the Buyer or any of the Sellers by written notice to the other, be finally settled by arbitration in New York, New York in accordance with the American Arbitration Association Rules of Arbitration before one arbitrator appointed pursuant thereto. Any counterclaim shall take place in the same venue. The arbitration award shall be final, in writing and binding upon the parties hereto, and may be entered in any court having jurisdiction thereof.

         13. MISCELLANEOUS

            13.1. EXPENSES. The Buyer and the Sellers shall pay their own respective expenses and costs, including, without limitation, expenses of their respective counsel and accountants, incidental to the preparation of this Agreement and the other agreements referred to herein, the performance and compliance with all agreements and conditions contained in this Agreement and such other agreements to be performed or complied with by them, and the consummation of the transactions contemplated hereby and thereby. The Sellers expressly stipulate that the Company shall not pay or be liable for any expenses and costs of the Sellers in connection with this Agreement or such other agreements or the transactions contemplated hereby or thereby.

            13.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered in person or five (5) days after being mailed by first-class registered or certified mail, postage prepaid, addressed as follows:

                  (a) If to the Buyer, at:

                       48-62 36th Street
                       Long Island City, New York  11101
                       Attention:  Mr. Joseph A. Menniti,
                                   Chief Executive Officer

                       with a copy to:

                       Greenberg Traurig
                       MetLife Building
                       200 Park Avenue, 15th Floor
                       New York, New York  10166
                       Attention:  Spencer G. Feldman, Esq.

                  (b) If to the Sellers, at:

                       180 North Sherman Avenue
                       Corona, California  91720
                       Attention:  Mr. Mark A. Lawer, President

                       with a copy to:

                       Jeffrey A. Hartman, Esq.
                       4 Corporate Plaza, Suite 215
                       Newport Beach, California  92660

                                - and -


                       Baker & McKenzie
                       130 East Randolph Drive
                       Chicago, Illinois  60601
                       Attention:  Steven M. Surdell, Esq.



or, in each case, at such other address as may be specified in writing to the other parties.

            13.3. FURTHER ASSURANCES. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments or documents as the other party hereto may reasonably request in order to carry out, the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

            13.4. AMENDMENTS. This Agreement may be amended, waived, discharged or terminated only by an instrument in writing executed by or on behalf of the party against which enforcement of such amendment, waiver, discharge or termination is sought.

            13.5. MISCELLANEOUS. This Agreement and the agreements and instruments referred to herein embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof. The headings in this Agreement are for convenience of reference only and shall not constitute a part of this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the choice of law principles thereof. This Agreement may be executed in several counterparts, each of which is an original but all of which shall constitute one instrument. Neither this Agreement nor any rights or obligations hereunder may be assigned by any party without the consent of all other parties hereto, except that (a) the Buyer may, without requirement of any consent, assign this Agreement to any of its subsidiaries or affiliates, such assignment not to discharge the Buyer from its obligations hereunder, and (b) the Buyer may, without requirement of any consent, assign its rights and remedies for indemnification hereunder to any financial institution(s) providing financing to the Buyer from time to time. Subject to the previous sentence, this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Buyer and the successors, assigns, heirs, administrators, executors and legal representatives of each of the Sellers.

            IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                              The Buyer:

                                              POLYVISION CORPORATION

                                              By: /s/ Joseph A. Menniti
                                                 ----------------------------
                                                 Joseph A. Menniti
                                                 Chief Executive Officer

                                              The Sellers:

                                              MARK A. LAWER FAMILY TRUST

                                              By: /s/ Mark A. Lawer
                                                 ----------------------------
                                                Mark A. Lawer, Trustee

                                              /s/ Michael B. Lawer
                                              -------------------------------
                                              MICHAEL J. LAWER

                                              /s/ Matthew B. Lawer
                                              -------------------------------
                                              MATTHEW B. LAWER

                                              /s/ Suzanne M. Lawer
                                              -------------------------------
                                              SUZANNE M. LAWER

                             POLYVISION CORPORATION
                                48-62 36th Street
                        Long Island City, New York 11101



                                                   July 26, 1999


A. Lawer Corporation
180 North Sherman Avenue
Corona, California 91720

Attn:  Mr. Mark A. Lawer, President


Dear Sirs:

         PolyVision Corporation, a New York corporation (the "Buyer"), and Mark
A. Lawer, as trustee under the Mark A. Lawer Family Trust, Michael J. Lawer, Matthew B. Lawer and Suzanne M. Lawer (each individually, a "Seller" and collectively, the "Sellers"), being all of the shareholders of A. Lawer Corporation, a California corporation (the "Company"), entered into a Stock Purchase Agreement, dated May 17, 1999 (the "Purchase Agreement'), which they now desire to amend and modify as set forth in this amendment (the "Amendment"). (Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.)

         1. CONTINUATION OF AGREEMENT. Despite the fact that the Purchase Agreement expired on July 15, 1999 pursuant to Section 11.1(b) thereof, the Purchase Agreement shall be deemed to have continued, unterminated on that date, so that the parties shall be deemed to continue to possess, as if the Purchase Agreement had not be terminated, all of their respective rights and suffer all of their respective covenants and obligations under the Purchase Agreement, as amended by this Amendment.

         2. THE CLOSING; TERMINATION. The outside date of Closing pursuant to
Section 2.1 of the Purchase Agreement, and the date after which the parties may terminate the Purchase Agreement pursuant to the terms of Section 11.1(b) thereof, shall be extended to Friday, September 10, 1999.

         3. MODIFICATION OF PAYMENT AT CLOSING. Section 2.3 shall be replaced in its entirety with the following language:

                  (a) PAYMENTS. The Buyer will pay the purchase price for the Shares by:

                           (i) at the Closing, paying to the Sellers, by wire
                  transfer of funds to an account(s) designated by the Sellers, an amount equal to the difference of (A)

                  Twenty-Two Million Five Hundred Thousand Dollars ($22,500,000), MINUS (B) all principal, interest and other charges outstanding on the Closing Date in respect of the indebtedness described in SCHEDULE 2.3 attached hereto (exclusive of purchase money indebtedness and capital leases of the Company for operating equipment and vehicles), which indebtedness will be paid by the Company at Closing;

                           (ii) at the Closing, paying to the escrow agent (the
                  "Escrow Agent") under the Escrow Agreement referred to in
                  Section 10.2(b), the sum of One Million Five Hundred Thousand Dollars ($1,500,000) in immediately available funds;

                           (iii) at the Closing, paying to the Sellers the sum
                  of Six Million Dollars ($6,000,000), payable by delivery to the Sellers of one or more stock certificates (as the Sellers may elect) representing, in the aggregate, One Hundred Twenty Thousand (120,000) shares of Series D convertible preferred stock of the Buyer (the "Series D Preferred Stock"), which have a liquidation preference of Fifty Dollars ($50.00) per share, are convertible into an aggregate of One Million Five Hundred Thousand (1,500,000) shares of Common Stock of the Buyer, subject to certain adjustments, and have the attributes set forth in the Certificate of Amendment of the Certificate of Incorporation of the Buyer (the "Certificate of Amendment") in the form attached hereto as EXHIBIT A;

                           (iv) on or following the Closing Date, but no later
                  than September 13, 1999:

                                    (a) an amount equal to twenty-six and
                  thirty-five one-hundredths percent (26.35%) of the Company's net income for the period from July 1, 1999 through and including the Closing Date, plus interest thereon at a rate of eight percent (8%) per annum, for the period, if any, between the date that the Sellers paid their estimated taxes on the Company's income for such period, through and including the date that such amount is paid by the Buyer to the Sellers; and

                                    (b) an amount equal to twenty-six and
                  thirty-five one-hundredths percent (26.35%) of the excess, if any, of the Company's net income for the six-month period from January 1, 1999 through and including June 30, 1999 over the Company's net income projected for such six-month period, as reflected in the Nelson Adams Budget (as such term is defined in Section 11(a) hereof), plus interest thereon at a rate of eight (8%) per annum, for the period from the Closing Date through and including the date that such amount is paid by the Buyer to the Sellers; and

                           (v) following the Closing (but by no later than
                  December 31, 1999), paying to the Sellers, by wire transfer of funds to an account(s) designated by the Sellers, (A) the amount by which at Closing the Company's indebtedness for working capital, including all interest and other charges, under its trade credit line with Union Bank of California exceeds One Million Five Hundred Thousand Dollars ($1,500,000), and (B) interest thereon from the Closing Date to and including the date such amount is paid to the Sellers, at a rate of eight percent (8%) per annum; PROVIDED that the indebtedness referenced in clause (A) above is incurred in the normal course of business consistent with past practice and is not incurred through distributions to the Company's shareholders.

                  The components of the purchase price set forth in Section 2.3(a)(i), (iii), (iv) and (v) shall be allocated and paid or issued to the Sellers in proportion to their relative ownership of the Stock as set forth in SCHEDULE 3.3.

         4. CLARIFICATION TO TERMS OF SERIES D PREFERRED STOCK. EXHIBIT A to the Purchase Agreement shall be amended to include the hand-marked changes to the Certificate of Amendment which are attached as EXHIBIT A-4 hereto, the intention of which is to ensure that the Series D Preferred shall (a) with respect to distribution rights upon the liquidation, dissolution or winding-up of the affairs of the Buyer and dividend rights, rank senior to all classes or series of common stock and preferred stock of the Buyer, whether now existing or hereinafter created, other than the Series B and C Preferred, and (b) with respect to distribution rights upon the liquidation, dissolution or winding-up of the affairs of the Buyer and dividend rights, rank PARI PASSU with the Series B and Series C Preferred.

         5. NELSON ADAMS INCENTIVE PLAN. The Buyer shall cause the Company to continue in place, from the Closing Date until December 31, 1999, the Nelson Adams Incentive Plan, and the Buyer shall make, in accordance with the terms of that plan and consistent with the Company's past practice over prior years, all payments required to be made thereunder to Company employees for the 1999 calendar year, by no later than March 15, 2000.

         6. CONTRACTS AND TRANSACTIONS. Notwithstanding anything to the contrary set forth in Section 5.1 of the Purchase Agreement, from the date of the Purchase Agreement through the Closing Date, the Purchase Agreement shall not prohibit the Company, or the Sellers, acting on behalf of the Company, from amending, altering or modifying any contract or transaction to which the Company is or was a party, from entering into any contract or transaction, or from disposing of any Company asset, all without the prior written consent of the Buyer, PROVIDED that such actions do not have a material adverse effect on the Company.

         7. SECTION 5.6, NOTICE OF CHANGES. The word "material" shall be deleted from the first sentence in Section 5.6.

         8. SECTION 13.5, MISCELLANEOUS. The third sentence of Section 13.5 shall be replaced in its entirety with the following language:

                  This Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law.

         9. CONSTRUCTION OF CERTAIN WORDS. On and after the date of this Amendment, each reference in the Agreement to "this Agreement," "hereunder," "hereof," "herein" or like words shall mean and be a reference to the Agreement as amended hereby.

         10. EFFECT ON PURCHASE AGREEMENT; MISCELLANEOUS. The Purchase Agreement shall be deemed to be amended and modified by the terms of this Amendment. Except as so amended and modified, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect. This Amendment shall be governed by the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law, and may be executed in one or more counterparts which together shall constitute one instrument.

         11. LOYALTY PAYMENTS.

                  (a) The Buyer acknowledges that the Sellers will pay in cash up to $600,000 as "loyalty payments" to certain of its key employees for services previously rendered to the Company and as "matching" payments under the Nelson-Adams 401(k) Savings Plan for the period from January 1, 1999 to the Closing Date (together, the "Loyalty Payments"), at their own expense, from the cash portion of the purchase price payable to the Sellers at Closing (but not by the Company prior to Closing). The Buyer agrees that, in the event the net income of the Company for the year ending December 31, 1999 exceeds the net income projected for such year, as reflected in the "Nelson Adams Consolidated Income Statement for the 12 [sic] Period Ending December 31, 1999 Budget," attached as EXHIBIT A-11 hereto (the "Nelson Adams Budget") (the amount of such excess, the "Excess Amount"), by $600,000 or more, the Buyer shall pay and reimburse the Sellers for all Loyalty Payments paid by the Sellers up to $600,000. The Buyer shall make payment of the foregoing reimbursement to the Sellers by no later than March 15, 2000, following its review of all relevant books and records. If the parties do not agree on the amount of Excess Income (the amount so disputed, the "Disputed Amount"), they shall resolve their differences as set forth in Section 11(b) below. If the Sellers do not make any or all of the Loyalty Payments to Company employees as contemplated by this
Section 11(a), the Company and the Sellers shall have no liability or obligation to such employees for any such payments after the Closing, and neither the Sellers nor the Company shall commit the Sellers or the Company to make them.

                  (b) If there is a Disputed Amount, then the parties will negotiate in good faith before Closing to determine what the Excess Amount should be. If they fail to reach agreement, then, with the assistance of Arthur Andersen LLP, Buyer's independent public accountants, Buyer will prepare and deliver to the Sellers a draft balance sheet (the "Draft Balance Sheet") for the Company as of December 31, 1999. The Draft Balance Sheet will (a) set forth the Company's net income for the year ending December 31, 1999 (the "Net Income"), and (b) Net Income in accordance with the principles, policies and practices used in the preparation of the Company's December 31, 1998 balance sheet. Contemporaneously with the delivery of the Draft Balance Sheet, Buyer will deliver to the Sellers such work papers and other documents and information relating to the Draft Balance Sheet as the Sellers may reasonably request (the "Supporting Schedules").

                  If, within thirty (30) days following delivery of the Draft Balance Sheet and Supporting Schedules to Sellers, the Sellers have not given Buyer written notice of their objection to the Draft Balance Sheet, then there will be deemed not to be any Disputed Amount. If, however, the Sellers have any objections to the Draft Balance Sheet, then they must provide Buyer with written notice of their objections, with reasonable detail, within thirty (30) days following delivery of the Draft Balance Sheet and Supporting Schedules to the Sellers.

                  The parties will use reasonable efforts to resolve any objections to the Draft Balance Sheet themselves. If the parties do not resolve the objections within thirty (30) days after Buyer has received the Sellers' written notice of objections, then the parties will select an accounting firm mutually acceptable to them to resolve any remaining objections. If the parties are unable to agree on an accounting firm, they will select a nationally-recognized accounting firm by lot (after excluding their respective regular outside accounting firms) (any accounting firm agreed to or chosen, the "Accountants").

                  If a dispute is submitted to the Accountants for resolution, then each party: (i) will furnish or make available to the Accountants at reasonable times and upon reasonable notice, the Draft Balance Sheet, and such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party (or its independent public accountants), including Supporting Schedules, work papers and back-up materials used in preparing the Draft Balance Sheet, the books, records and financial staff of the Company, Buyer's accountants, and summaries by the parties of their resolution of any objections thereto; and (ii) will be afforded the opportunity to present to the Accountants any material relating to the determination, and to discuss the determination with the Accountants.

                  The role of the Accountants will be to confirm the application of the principles, policies and practices used in the preparation of the Company's December 31, 1998 financial statements in connection with the preparation of those items on the Draft Balance Sheet, and to determine whether the parties wrongly disputed all or any portion of the Disputed Amounts. If the Accountants determine that any disputed items on the Draft Balance Sheet were not prepared in accordance with such principles, policies and practices, then the Accountants will recalculate the Excess Income in accordance therewith, and so notify the parties. Absent demonstrable error, the Accountants' determination, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties. The Buyer and Sellers will each bear 50% of the fees for the Accountant's determination. The Buyer will pay the Sellers by wire transfer of funds to an account(s) designated by the Sellers, (A) the portion of the Disputed Amount which the Accountants determined was wrongly disputed, and (B) interest thereon from March 15, 2000 to and including the date such amount is paid to the Sellers, at a rate of eight percent (8%) per annum.

                  The foregoing dispute resolution procedure shall also be applicable to determinations of excess amounts in respect of the Nelson Adams Budget pursuant to the portion of Section 3 hereof which refers to Section 2.3(a)(iv) of the Purchase Agreement, adjusted for the relevant time periods specified therein.

         If the foregoing is in accordance with your understanding, please sign and return to the Buyer the enclosed counterpart of this Amendment, whereupon this Amendment shall constitute a binding agreement between the Buyer and the Sellers in accordance with its terms.


                                                Very truly yours,

                                                POLYVISION CORPORATION



                                                By: /s/ Joseph A. Menniti
                                                   -----------------------------
                                                    Joseph A. Menniti
                                                    Chief Executive Officer

Agreed to and Accepted
as of the date first written above:


The Sellers:

MARK A. LAWER FAMILY TRUST


By: /s/ Mark A. Lawer
    ------------------------------
     Mark A. Lawer, Trustee




    /s/ Michael J. Lawer
    ------------------------------
     MICHAEL J. LAWER



    /s/ Matthew B. Lawer
    ------------------------------
     MATTHEW B. LAWER



    /s/ Suzanne M. Lawer
    ------------------------------
     SUZANNE M. LAWER

                             POLYVISION CORPORATION
                                48-62 36th Street
                        Long Island City, New York 11101



                                                       August 19, 1999

A. Lawer Corporation
180 North Sherman Avenue
Corona, California 91720

Attn:  Mr. Mark A. Lawer, President


Dear Sirs:

                  PolyVision Corporation, a New York corporation (the "Buyer"), and Mark A. Lawer, as trustee under the Mark A. Lawer Family Trust, Michael J. Lawer, Matthew B. Lawer and Suzanne M. Lawer (each individually, a "Seller" and collectively, the "Sellers"), being all of the shareholders of A. Lawer Corporation, a California corporation (the "Company"), entered into a Stock Purchase Agreement, dated May 17, 1999, as amended on July 26, 1999 (the "Purchase Agreement'), which they now desire to amend and modify as set forth in this amendment (the "Amendment"). (Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Purchase Agreement.)

                  1. FLORIDA SALES TAX WARRANT. The Sellers acknowledge that the lien search conducted by Buyer in the course of its ongoing due diligence has disclosed a Warrant for Collection of Delinquent Sales Tax, a copy of which is attached hereto (the "Florida Sales Tax Warrant"), issued against AKI Inc., 1831 N.W. 33rd Street, Pompano Beach, Florida 33064, by the Department of Revenue, State of Florida, on April 21, 1999, in the total amount of $245,607.76 (which includes $90,919.83 in interest, and which interest accrues at a cost of $80.74 per day), which the parties have agreed requires prompt final resolution. The Sellers hereby agree to reimburse, indemnify and hold the Buyer harmless for all costs and expenses incurred and expenditures made by the Buyer in connection with the settlement, defense and satisfaction of the Florida Sales Tax Warrant (including, without limitation, interest, penalties, fines or other administrative impositions thereon asserted by the Florida Department of Revenue). Such reimbursement and indemnification shall be payable solely out of the Florida Sales Tax Warrant Fund (as defined below). The Buyer's rights to indemnity set forth in this Amendment shall be in addition to, and shall not count against, its rights pursuant to Section 10 of the Purchase Agreement.

                  2. FLORIDA SALES TAX WARRANT FUND. On the Closing Date, the Buyer shall pay to the Sellers in accordance with the terms of Section 2.3(a)(i) of the Purchase Agreement,

$22,200,000 of the Cash Purchase Price and shall deposit $300,000 of such Cash Purchase Price as a fund (the "Florida Sales Tax Warrant Fund") in an interest-bearing escrow account with Greenberg Traurig, counsel to the Buyer, to be held and disbursed in accordance with the terms of this Amendment exclusively for the satisfaction of the Florida Sales Tax Warrant. The Sellers (i) shall have sole authority and control over the settlement and defense of the Florida Sales Tax Warrant, (ii) shall actively pursue, at its own expense, the resolution of the Florida Sales Tax Warrant and (iii) shall give notice to the Buyer of any and all developments concerning the settling or contesting or the Florida Sales Tax Warrant; PROVIDED that notwithstanding the foregoing, the sole authority and control over the settlement and defense of the Florida Sales Tax Warrant shall be assumed by the Buyer upon the earlier of (a) January 1, 2000 or (b) the imposition of a lien by the Florida Department of Revenue which would reasonably interfere in any way with the ongoing business operations being conducted by the Buyer at 1831 N.W. 33rd Street, Pompano Beach, Florida, regardless of the status of the Sellers' then current negotiations with the Florida Department of Revenue. In the event the Buyer assumes the settlement and defense of the Florida Sales Tax Warrant, it shall have no obligation to settle the Florida Sales Tax Warrant at a reduced amount and the attorneys' fees and expenses reasonably incurred by the Buyer in so settling and defending the Florida Sales Tax Warrant shall be reimbursable to the Buyer from the Florida Sales Tax Warrant Fund. The disbursement of funds out of the Florida Sales Tax Warrant Fund by the Buyer in satisfaction of the Florida Sales Tax Warrant shall be preceded by a written notice from the Sellers to the Buyer or from the Buyer to the Sellers, as the case may be, setting forth in reasonable detail, among other things, the amount of such disbursement, the material facts supporting the disbursement (including copies of relevant documentation) and a statement (if sent by the Buyer) of the amount remaining in the Florida Sales Tax Warrant Fund after making such disbursement. The Buyer shall, within three (3) business days, pay to the Seller the amount of the Florida Sales Tax Warrant Fund remaining undisbursed, if any, plus interest thereon, upon the final resolution of the Florida Sales Tax Warrant.

                  3. CONSTRUCTION OF CERTAIN WORDS. On and after the date of this Amendment, each reference in the Agreement to "this Agreement," "hereunder," "hereof," "herein" or like words shall mean and be a reference to the Agreement as amended hereby.

                  4. EFFECT ON PURCHASE AGREEMENT; MISCELLANEOUS. The Purchase Agreement shall be deemed to be amended and modified by the terms of this Amendment. Except as so amended and modified, all of the terms and conditions of the Purchase Agreement shall remain in full force and effect. This Amendment shall be governed by the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law, and may be executed in one or more counterparts which together shall constitute one instrument.

                  If the foregoing is in accordance with your understanding, please sign and return to the Buyer the enclosed counterpart of this Amendment, whereupon this Amendment shall constitute a binding agreement between the Buyer and the Sellers in accordance with its terms.

                                                  Very truly yours,

                                                  POLYVISION CORPORATION


                                                  By: /s/ Joseph A. Menniti
                                                      --------------------------
                                                      Joseph A. Menniti
                                                      Chief Executive Officer
Agreed to and Accepted
as of the date first written above:


The Sellers:

MARK A. LAWER FAMILY TRUST


By: /s/ Mark A. Lawer
    ------------------------------
     Mark A. Lawer, Trustee




    /s/ Michael J. Lawer
    ------------------------------
     MICHAEL J. LAWER



    /s/ Matthew B. Lawer
    ------------------------------
     MATTHEW B. LAWER



    /s/ Suzanne M. Lawer
    ------------------------------
     SUZANNE M. LAWER


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